UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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Notice of 2018 Annual Meeting of Shareholders

DATE Thursday May 10, 2018	TIME 2:30 P.M. Eastern Time	PLACE via the internet www.virtualshareholdermeeting.com/MSCI2018

Fellow Shareholder:

I cordially invite you to attend MSCI Inc.’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”) to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI2018 on May 10, 2018 at 2:30 P.M., Eastern Time, and any adjournments or postponements thereof, for the following purposes:

1.	To elect the members of our Board of Directors (“Board”);

2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor; and

4.	To transact such other business as may properly come before our 2018 Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors recommends that you vote “FOR” the election of the directors, the approval, on an advisory basis, of our executive compensation and the ratification of the appointment of our independent auditor.

We are once again pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow us to furnish our proxy materials over the internet. As a result, we are mailing to many of our shareholders the Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials, including this proxy statement (the “Proxy Statement”) and our annual report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report on Form 10-K”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access this Proxy Statement (including the proxy card) and our 2017 Annual Report on Form 10-K over the internet, how to request a paper or email copy of these materials and how to vote by mail or via the internet. We believe that posting the proxy materials on the internet expedites shareholders’ receipt of the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting of shareholders.

Our Board of Directors has fixed the close of business on March 14, 2018 as the record date for determining the shareholders entitled to notice of, and to vote at, our 2018 Annual Meeting. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders of record beginning on or about March 23, 2018. These proxy materials are being made available beginning on or about March 23, 2018.

As a shareholder of MSCI Inc., your vote is important. Whether or not you plan to attend our 2018 Annual Meeting, it is important that you vote as soon as possible to ensure that your shares are represented. For information on how to vote by mail, telephone, or via the internet, please refer to the question “How do I vote my shares?” in Annex A, the Proxy Statement Summary, the proxy card, or the Notice of Internet Availability of Proxy Materials distributed to you on or about March 23, 2018.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman and Chief Executive Officer March 23, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting to be held on

May 10, 2018. Our Proxy Statement and our 2017 Annual Report on Form 10-K for the fiscal year ended

December 31, 2017 are available without charge at www.proxyvote.com. Information contained on the website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

MSCI INC. 2018 PROXY STATEMENT    i

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date:	May 10, 2018

Time:	2:30 P.M., Eastern Time

Place:	Held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI2018

Voting:	• Shareholders as of the record date, March 14, 2018, are entitled to vote.

• Your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

Even if you plan on attending our virtual meeting on May 10, 2018, please vote as soon as possible before the meeting by:
INTERNET

Go to www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

PHONE

1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions.

MAIL	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

During the virtual meeting, you will be able to vote electronically and submit questions at www.virtualshareholdermeeting.com/MSCI2018. A webcast replay of the 2018 Annual Meeting will also be archived on our Investor Relations website, http://ir.msci.com/events.cfm, until May 10, 2019.

Annual Meeting Agenda and Voting Recommendations

		Board Recommendation	Page Reference
Proposal 1:	Election of Directors	FOR EACH NOMINEE	10
Proposal 2:	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR	66
Proposal 3:	Ratification of the Appointment of MSCI’s Independent Auditor	FOR	70

MSCI INC. 2018 PROXY STATEMENT    1

PROXY STATEMENT SUMMARY

About MSCI Inc.

MSCI Inc. (referred to herein as the “Company, “MSCI,” “we,” “our,” “us”) is a leading provider of indexes and portfolio construction and risk management tools and services for global investors. On November 15, 2017, we celebrated the 10-year anniversary of our initial public offering (“IPO”). On March 14, 2018, our shares closed at $154.43, reflecting a 758% increase from our $18 share price at our IPO. Although we were legally incorporated in Delaware in 1998, we trace our beginnings to the licensing by one of our founding partners, Capital Group International, of our first global equity indexes in 1969. As of March 14, 2018, we had a market capitalization of approximately $14 billion. Our growth is attributable to our ongoing innovation and diverse portfolio of mission-critical investment decision support tools, which comprises the “One MSCI” framework and includes the following: indexes; portfolio construction and risk management products and services; Environmental, Social and Governance (“ESG”) research and ratings; and real estate research, reporting and benchmarking offerings. MSCI’s research-derived intellectual property includes methodologies, models, derived data and algorithms (collectively, “content”), as well as applications and services, which help our clients manage their investment processes and address their investment, risk and regulatory challenges. We also offer services that help clients use our content and applications more effectively and operate more efficiently.

We operate as a client-centric company, and our clients use our offerings for their most important investment activities across multiple asset classes, including benchmarking, index-linked product creation, portfolio construction, performance measurement and attribution, risk management, as well as investor and regulatory reporting. In addition, our clients are increasingly integrating the new content developed across our company, such as factor and ESG data and indexes, into their investment processes.

Our composition of revenue in 2017 and Run Rate(1) as of December 31, 2017 is as follows:

(1)	See Annex B for definitions of operating metrics, including Run Rate.

Our Strategy

We aim to expand our position as a leading source for mission critical content, applications and services that support the investment processes of the largest and most sophisticated participants in the global investment industry. We have a comprehensive three-year strategic plan that is updated annually and is designed to further promote long-term shareholder value by: (1) creating broad, research-driven content, (2) expanding the client base and deepening existing client relationships, (3) developing flexible and scalable technology, (4) expanding value-added service offerings and (5) entering into strategic relationships and acquisitions.

In executing our strategy, we are committed to maintaining overall cost discipline and continuing to deliver positive operating leverage. Through disciplined expense management we can self-fund initiatives that deliver the highest return on investment. During 2017, our capital deployment strategy remained unchanged as we continued to prioritize returning capital to shareholders.

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PROXY STATEMENT SUMMARY

Strong Financial Performance

During 2017, our strong financial performance brought significant value to our shareholders in the form of substantial price appreciation and enabled us to continue investing in the long-term growth of the Company, as well as deliver on our commitment to returning capital to our shareholders in the form of share repurchases and dividends.

$2.5 Billion Capital returned in the last five years	~36 million Shares repurchased in the last five years (as of December 31, 2017)	35.7% 2017 increase in annual dividend

The following graph compares the cumulative total shareholders’ return (“TSR”) of our common stock, the Standard & Poor’s 500 Stock Index and the NYSE Composite Index since December 31, 2008 (a little over one year after our IPO) assuming an investment of $100 at the closing price of each respective investment on December 31, 2008. In calculating annual TSR, we have assumed the reinvestment of dividends, if any. The indexes are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indexes are an appropriate measure of the relative performance of the common stock.

The above graph is not “soliciting material,” is not to be deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROXY STATEMENT SUMMARY

In 2017, we continued to execute a focused strategy to accelerate growth, improve efficiency and attract the best talent. Our strong results reflect our commitment to building long-term shareholder value. Financial highlights for the year ended December 31, 2017 include the following:

2017 Financial Highlights(1)

(1)	MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. Definitions of each non-GAAP measure and a reconciliation of each non-GAAP financial measure with the most comparable GAAP measure are set forth in Annex B. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Aligning Executive Compensation with Company Strategy and Performance

We believe our executive compensation program was integral to our successful financial performance in 2017. To align the interests and compensation of our named executive officers (“NEOs”) with the long-term interests of our shareholders and to further drive the performance culture that is a key to successfully delivering on our corporate strategy, MSCI’s executive compensation program emphasizes performance-based compensation in the form of equity grants under our Long-Term Incentive Plan (“LTIP”) and the payment of cash incentives under our Annual Incentive Plan (“AIP”). In February 2016, in conjunction with the implementation of our three-year strategic growth plan focused on One MSCI, client-centricity, capital optimization and operating efficiencies, we reformulated our executive compensation program to be one that is more closely aligned with shareholder interests and focused on the achievement of both short- and long-term financial and strategic targets, including an LTIP that incentivizes our executives to focus on the long-term execution of our strategic priorities to create shareholder value.

LTIP. In 2016, we granted multi-year performance stock units (“PSUs”) to each of our NEOs that cover a three-year performance cycle (“Multi-Year PSUs”) consisting of fiscal years 2016, 2017 and 2018. Because the Multi-Year PSUs operate on an end-to-end basis without overlapping cycles or additional grants of PSUs during the performance cycle, no additional PSUs were awarded to our NEOs in 2017, and none will be awarded in 2018. The Multi-Year PSUs will vest between 0% and 300% based on the achievement of a challenging multi-year absolute total shareholder return compound annual growth rate (“TSR

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PROXY STATEMENT SUMMARY

CAGR”) performance metric (or a multi-year relative TSR CAGR (“Relative TSR CAGR”) performance metric applicable in certain circumstances as further described on page 53 of this Proxy Statement).

Our NEOs, other than our CEO, continue to receive annual grants of restricted stock units (“RSUs”). Mr. Fernandez’s LTIP award is granted entirely in the form of PSUs and, as such, he did not receive any additional equity awards in 2016 and 2017, and he will not be granted any equity awards in 2018. The awards granted under the LTIP in 2017 for each of our NEOs are further detailed in the Summary Compensation Table for 2017 on page 58. See the table on page 40 of this Proxy Statement, which reflects the annualized portion of the target value of the Multi-Year PSUs attributable to 2017 (i.e., one-third of the total target value of the Multi-Year PSUs).

AIP. The AIP closely aligns the interests of our NEOs with those of shareholders by using a formulaic approach based on specific annual financial criteria and individual key performance indicators (“KPIs”) when determining annual cash incentives. The Compensation & Talent Management Committee (the “Compensation Committee”) regularly assesses the metrics and weighting of those metrics, in addition to shareholder feedback, to ensure that the AIP reflects the appropriate metrics and proper balance of those metrics necessary to deliver the annual growth that will serve as the foundation for longer-term value creation. In 2018, in response to shareholder feedback, the Compensation Committee expanded the inclusion of Adjusted EPS to the product-level grids, rather than only including it in the corporate-level grid, because Adjusted EPS is a primary measure used by many of our shareholders in assessing our ongoing performance.

Since our 2017 Say-on-Pay vote, the Compensation Committee’s actions with respect to our CEO’s compensation were solely to (i) increase his annual base salary (effective January 1, 2018) from $950,000 to $1,000,000 to align with competitive market practice (the first increase in Mr. Fernandez’s base salary since 2014), (ii) pay Mr. Fernandez an annual cash bonus in respect of 2017 of approximately $1.5 million under our AIP, based on actual performance against the applicable financial metrics and his KPIs and (iii) increase his fiscal 2018 target cash incentive to $1.4 million to be paid under the AIP to reflect competitive market practice. As reflected in the table on page 41 of this Proxy Statement, on an annualized basis, Mr. Fernandez’s 2017 compensation (which is the subject of this year’s Say-on-Pay vote) increased by only 1.4% relative to 2016.

Actual cash incentives paid to our NEOs for 2017 were higher than their target values based on actual performance against the applicable financial metrics and their KPIs due to our strong financial performance and the performance of our NEOs in 2017. See the table on page 52 of this Proxy Statement for the actual amounts paid.

Shareholder Engagement. Before, during and following the 2017 proxy season, we engaged with the governance and/or proxy voting groups of 19 of our institutional shareholders, representing a majority of our outstanding common shares, to discuss corporate governance and executive compensation related matters. Members of our investor relations, executive compensation and corporate governance groups participated in these meetings, and for certain meetings, one of our independent directors was present to answer questions, including our Compensation Committee Chair or our Lead Director. Most of the shareholders with whom we engaged were generally supportive of our current LTIP and its alignment of pay with performance, although certain shareholders had different views as to their preferred performance metrics and the appropriate performance period. Some of the topics which we discussed and received feedback from our shareholders on included certain features of our LTIP (including the Multi-Year PSUs), including:

•	our use of absolute TSR CAGR and relative TSR CAGR performance metrics (rather than operational metrics) in the LTIP, and the payout percentage associated with specific levels of actual TSR CAGR performance applicable to the Multi-Year PSUs;

•	the proportion of LTIP awards granted to our NEOs in the form of PSUs (i.e., 100% in the form of PSUs for our CEO and 60% to 80% in the form of PSUs for our other NEOs), and the overall value of the Multi-Year PSUs;

•	the three-year initial performance period applicable to the Multi-Year PSUs (and the potential extension of the performance period in certain circumstances); and

•	the requirement that shares representing 50% of the net shares (after tax) received upon the vesting of the Multi-Year PSUs be held for a one-year period after vesting (in addition to compliance with our stock ownership guidelines).

The feedback we received from shareholders was reported to the Compensation Committee and the full Board. Because we granted the Multi-Year PSUs in 2016, we have and will continue to honor our commitment to our shareholders not to grant our NEOs any PSUs in 2017 or 2018. However, we will not be in a position to incorporate feedback we received from our shareholders until we design our 2019 LTIP awards, at which time we will take into account the feedback from our shareholders as we consider that design.

MSCI INC. 2018 PROXY STATEMENT    5

PROXY STATEMENT SUMMARY

The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to them, including the metrics that drive each of our NEO’s long-term incentive compensation. Our engagement with shareholders on executive compensation is further described on page 44 of this Proxy Statement.

Primary Components of 2017 Target Compensation

As reflected in the below pay mix charts, our executive compensation program is designed to pay base salaries to our NEOs that represent a relatively small percentage of their total compensation, while offering them the opportunity to earn a significant portion of their compensation in the form of variable compensation (i.e., annual cash bonuses and long-term incentive awards).

(1)	The above pay mix charts are based upon the annualized base salary, the actual annual cash incentive paid to our NEOs in respect of 2017 and the annualized target value of long-term incentives paid in respect of 2017, including one-third of the target value of the Multi-Year PSUs (i.e., the annualized value), for each of the NEOs, as set forth on the table on page 40 of this Proxy Statement.

For additional detail on our executive compensation program, see our Compensation Discussion and Analysis beginning on page 37.

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PROXY STATEMENT SUMMARY

Environmental, Social and Governance Highlights

ESG considerations are becoming increasingly important to our shareholders and clients, as demonstrated by the growth in MSCI ESG Research and Ratings and MSCI ESG indexes. We also view strong ESG practices as core to our own success. What follows are some brief highlights of how we approach these issues at MSCI.

	Our Policies	What We Do
Diverse and Engaged Board

•  Directors bring a wide range of qualifications, skills and attributes to our Board, supporting its oversight role on behalf of shareholders

•  Directors are prohibited from serving on the boards of more than three other public companies

•  Comprehensive director orientation program and director education policy

•  5 of 10 (50%) independent director nominees bring gender and racial diversity to the Board

•  4 of 10 (40%) independent director nominees are women

•  See “Director Core Competencies” on page 9 of this Proxy Statement

•  Each director attended at least 93% of Board and Committee meetings in 2017

•  No director is overboarded

•  New directors meet with senior management for a two-day orientation program

Active Board Refreshment

•  Board generally favors the periodic rotation of Committee assignments and Committee chair positions

•  Committee chairs expected to serve approximately 4 to 6 years on average in order to facilitate rotation of Committee chairs while preserving experienced leadership

•  Mandatory director retirement age of 72

•  The Nominating & Corporate Governance Committee (the “Nominating Committee”) has primary responsibility for director succession planning

•  Average director tenure of 6.16 years (among director nominees)

•  Two new directors appointed in 2017

•  New Lead Director (Robert G. Ashe) appointed to serve in 2018

•  New chairs for all NYSE-mandated committees appointed to serve in 2018

•  5 of 10 (50%) independent director nominees joined the Board within last five years

•  Patrick Tierney, who has served on the Board for almost eight years, will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 1, 2018, as a result of our mandatory director retirement policy

•  Average director age of 61 (among independent director nominees)

•  Director search firm retained to conduct ongoing searches for qualified director candidates

•  Director skills matrix maintained and reviewed regularly to aide in search of director candidates

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PROXY STATEMENT SUMMARY

ESG Highlights (Continued)

	Our Policies	What We Do

Accountability and Independence

•  Annual election of directors with majority vote standard for uncontested elections and plurality standard for contested elections

•  No staggered Board or shareholder rights plan (i.e., a poison pill)

•  Robust director share ownership guidelines

•  Comprehensive Code of Ethics and Business Conduct (“Code of Ethics”)

•  10 of 11 (91%) director nominees are independent

•  All NYSE-mandated committees are 100% independent

•  All incumbent directors re-elected by at least 97% of votes cast in 2017

•  Annual Board and Committee evaluations

•  Independent director evaluations conducted in 2017

•  Annual Say-on-Pay Vote

•  All directors satisfy stock ownership guidelines

•  Directors participate in active shareholder engagement efforts

•  No directors granted Code of Ethics waivers

Risk Management Oversight	Board has principal responsibility for oversight of risk management process, including cyber-security and data privacy	• Board actively engaged in risk management oversight. See page 24 of this Proxy Statement for additional detail
Environmental Highlights	Commitment to being environmentally conscious

•  Our largest offices representing nearly 70% of global headcount in the aggregate are either LEED or BREEAM certified

•  U.S. data centers follow best in class power usage effectiveness (“PUE”) practices. Our PUE exceeds the industry average by 34%

•  Signatory of UN-based Principles for Responsible Investments

Social Highlights	Human capital development, including efforts to promote diversity and gender pay equality

•  In 2017, the MSCI Women’s Leadership Forum (the “WLF”) hosted 80 events around the world. In addition, over 20 global chapters of the WLF representing 13 countries celebrated International Women’s Day with the “Be Bold for Change” theme

•  Various events hosted throughout the year to celebrate diversity of employees around the world

•  Executive Diversity Council, led by our Chief Operating Officer, announced in 2017 with work beginning in 2018

•  Matching charitable contribution program

•  Philanthropic Committee provides forum for employees to volunteer with a variety of organizations

•  In 2017, the Company saw improved engagement from employees across the Company. For example, in 2017, full engagement for the Company improved by 8.6% according to the Company’s annual employee engagement survey

•  The Company’s Supplier Code expects suppliers to respect the standards embodied in the Universal Declaration of Human Rights and the International Labor Organization Conventions

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PROXY STATEMENT SUMMARY

Our Board of Directors Nominees

Each of our current directors, except Patrick Tierney who is retiring from our Board, effective May 1, 2018, and Rodolphe M. Vallee who is retiring from our Board, effective May 10, 2018, is standing for election to hold office until the next annual meeting of shareholders or until the director’s earlier resignation, death or removal. The table below provides information on each of our director nominees.

Name	Age	Director Since	Principal Occupation	Independent
Henry A. Fernandez	59	2007	Chairman and CEO, MSCI Inc.
Robert G. Ashe	59	2013	Former General Manager, Business Analytics, IBM Corp. (Formerly CEO of Cognos Inc.)	✔
Benjamin F. duPont	54	2008	Co-Founder and Partner, Chartline Capital Partners	✔
Wayne Edmunds	62	2015	Interim Group CEO, BBA Aviation	✔
Alice W. Handy	69	2009	Managing Member, Investure	✔
Catherine R. Kinney	66	2009	Former President, New York Stock Exchange	✔
Wendy E. Lane	66	2015	Chairman, Lane Holdings, Inc.	✔
Jacques P. Perold	59	2017	Former President, Fidelity Management and Research Company	✔
Linda H. Riefler	57	2007	Former Chairman of Global Research and Chief Talent Officer, Morgan Stanley	✔
George W. Siguler	70	2009	Co-Founder, Siguler Guff & Company	✔
Marcus L. Smith	51	2017	Former Director of Equity (Canada) and Portfolio Manager, MFS Investment Management	✔

Our 11 director nominees have had senior leadership experience at various domestic and multinational companies. In these positions, they obtained diverse skills that are valuable for the execution of our strategy and our Company’s commitment to creating long-term shareholder value. Detailed information about each nominee’s background, skills and expertise can be found beginning on page 11 of this Proxy Statement.

Director Core Competencies

Executive Leadership					9
Governance / Public Company Board			7
Industry Experience				8
International Experience						10
Regulatory Compliance / Government		6
Investments / Strategy						10
Financial Expertise: CFO and Audit				8
Risk Management		6
Consumer Insight / Investor Relations			7
Technology	5
Corporate Affairs	5
Talent Management / Executive Compensation				8

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Corporate Governance

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently has 13 directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. Each of Rodolphe M. Vallee and Patrick Tierney will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 10, 2018 and May 1, 2018, respectively. Concurrent with their resignations, the size of the Board will be decreased to 11. All of the nominees presented below are directors of MSCI as of March 23, 2018. Other than Marcus L. Smith, who was appointed by the Board upon the recommendation of the Nominating Committee to serve as a director beginning on November 2, 2017, all directors were elected at the 2017 annual meeting of shareholders. The Board believes that each of the nominees brings strong skills and experience to the Board, giving the Board, as a group, the appropriate skills needed to exercise its oversight responsibilities and advise management with respect to the Company’s strategic initiatives.

Each nominee has indicated that he or she is willing and able to serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may elect to reduce its size.

Director Core Competencies

Our Board includes an appropriate mix of experience, tenure, diversity, leadership, skills and qualifications in areas of importance to the Company. Our directors have had senior leadership experience at various domestic and multinational companies. In these positions, they obtained diverse management skills, including strategic and financial planning, regulatory compliance, risk management and leadership development. Additional detail on each director nominee’s experiences and qualifications follows their biographies beginning on page 11 of this Proxy Statement. The Nominating Committee believes the director skills and experiences set forth on the “Director Core Competencies” table on page 9 of this Proxy Statement are those most relevant to the Board’s oversight responsibilities and the Company’s strategic direction and strives to ensure that the Board includes a balanced mix of qualifications.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast with respect to each director’s election at our 2018 Annual Meeting is required to approve Proposal No. 1. Abstentions shall not be treated as votes cast.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL ELEVEN NOMINEES NAMED BELOW.

PROXIES SOLICITED BY OUR BOARD WILL BE VOTED “FOR” THESE NOMINEES UNLESS OTHERWISE INSTRUCTED.

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CORPORATE GOVERNANCE

2018 Director Nominees

Henry A. Fernandez Age 59 Chairman and CEO Director since: 2007

Mr. Fernandez has served as a director and Chairman of our Board since 2007 and as our Chief Executive Officer (“CEO”) since 1998. He served as our President from 1998 to 2017. Before leading MSCI’s transition to becoming a fully independent, standalone public company in 2009, he was a Managing Director at Morgan Stanley, where he worked in emerging markets product strategy, equity derivative sales and trading, mergers and acquisitions, worldwide corporate finance and mortgage finance for U.S. financial institutions. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2009. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Because Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in the internal and external growth of the Company, the design and execution of the Company’s acquisitions both before and after its IPO in 2007, including the acquisitions of Barra, LLC (formerly Barra, Inc.) in 2004, RiskMetrics Group, LLC (formerly RiskMetrics Group, Inc.), Measurisk, LLC in 2010, IPD Group Limited, Inc. in 2012, Investor Force Holdings, Inc. in 2013, GMI Holdings Co. in 2014 and the business of Insignis, Inc. in 2015, he brings to the Board an unparalleled historical knowledge and depth of understanding of the Company and its businesses. The skills and experience that Mr. Fernandez acquired in founding two private equity investment firms and while working in various areas at Morgan Stanley have proven invaluable to the Company’s continued success following its IPO. These skills will remain vital to the continued success of the Company’s day-to-day operations, as well as the successful development and execution of its growth plans and competitive strategies.

Robert G. Ashe Age 59 Independent Director Director since: 2013

Mr. Ashe retired from IBM Corporation (“IBM”) in January 2012, where he had most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos Inc. (“Cognos”), a Canadian provider of business intelligence and performance management products. Mr. Ashe worked for Cognos from 1984 to 2008 holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002, during a portion of which time he also served as Chief Financial Officer. He also held various Senior Vice President positions in Worldwide Field Operations, Products and Application Development Tools from 1996 to 2001. Prior to that, he held various Vice President roles within Product Development and Corporate Finance. Mr. Ashe holds a Bachelor of Commerce from the University of Ottawa. Mr. Ashe is also a Chartered Accountant in Canada.

Other Public Company Directorships: Mr. Ashe currently serves on the boards of ServiceSource International, Inc. (since March 2013) and Shopify Inc. (since May 2015). He previously served on the board of Halogen Software Inc. (February 2013 to April 2017).

With nearly 30 years of experience in the technology sector, Mr. Ashe has led successful initiatives in product marketing, software development and revenue growth. While at Cognos, he also executed strategic acquisitions and led the successful integration of Cognos following its acquisition by IBM. The Board believes that the experience Mr. Ashe has acquired during his career in the technology industry will provide the Board and management with valuable perspectives on the Company’s investment, organic growth and acquisition strategies. Mr. Ashe will also be serving as our Lead Director, effective April 30, 2018. As a member of other public company boards and the former CEO of a public company, Mr. Ashe also brings to the Board additional insight with respect to the Board’s roles and responsibilities.

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CORPORATE GOVERNANCE

Benjamin F. duPont Age 54 Independent Director Director since: 2008

Mr. duPont is co-founder and Managing Partner at Chartline Capital Partners. Chartline Capital Partners has 26 portfolio companies, and invests in ‘structured’ stage venture capital—with a focus on: Digital Health, Retail Analytics, Telecom Infrastructure, Digital Industrial and Food Supply Chain. In 2010, he co-founded yet2Ventures and while it continues to exist as a manager of legacy investments, as of October 2016, continuing investments are made under Chartline Capital Partners and he no longer serves as a principal of yet2Ventures. Mr. duPont also co-founded yet2, a global open innovation and technology scouting services company, and continues to serve on its board of directors. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

As a partner of Chartline Capital Partners, an investment firm focused on enterprise and industrial technology companies, Mr. duPont is a resource for the Board as it assesses MSCI’s business development, technology and research and development needs in connection with its internal and external growth strategies. Additionally, as co-founder and director of yet2.com, a leading technology and intellectual property marketplace, Mr. duPont brings experience to the Board in the areas of intellectual property and technology evaluation, licensing and development. These areas are vital to MSCI’s continued success, as its business depends on the creation, protection, and successful exploitation of its intellectual property.

Wayne Edmunds Age 62 Independent Director Director since: 2015

Mr. Edmunds has served as the Interim Group Chief Executive of BBA Aviation plc since 2017 and as a director since 2013. Mr. Edmunds is expected to step down from his role as Interim Group Chief Executive on April 1, 2018 and will remain on the board of BBA Aviation plc as a non-executive director. He previously served as Chief Executive Officer of Invensys plc at Invensys Systems, Inc. from 2011 until his retirement in 2014. Previously, Mr. Edmunds was Chief Financial Officer of Invensys. Prior to joining Invensys in 2008, Mr. Edmunds was Senior Vice President of Finance at Reuters America, Inc. from 2005 to 2008. Mr. Edmunds served as the Chief Financial Officer of Innovance Networks Inc. (“Innovance”) from 2000 to 2004, where he was responsible for financial planning and operations. Prior to joining Innovance, Mr. Edmunds held other senior management roles in the technology sector, including working 17 years at Lucent Technologies, Inc., where he served as Vice President of Finance for the Optical Networking Division and as Vice President of Marketing and Business Development and was responsible for Europe, Middle East and Africa operations. Mr. Edmunds began his career at Amerada Hess Oil as an analyst in Corporate Treasury. Mr. Edmunds holds a Bachelor of Arts in accounting from Rutgers University and an M.B.A. in finance from Pace University.

Other Public Company Directorships: Mr. Edmunds currently serves on the boards of Dialight plc (since February 2016), Ashtead Group plc (since February 2014) and BBA Aviation plc (since August 2013). None of these companies is currently a public company registered with the SEC. Mr. Edmunds previously served on the board of Invensys plc (June 2009 to April 2014).

Mr. Edmunds brings to the Board, among other skills and qualifications, insight into the dynamics of the evolving technology industry, which will assist the Board in its review and analysis of the Company’s product development and investment strategies. As a member of three U.K. public company boards and the current CEO of a U.K. public company, Mr. Edmunds also brings to the Board a wealth of cross-border financial, managerial and governance expertise and knowledge.

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CORPORATE GOVERNANCE

Alice W. Handy Age 69 Independent Director Director since: 2009

Ms. Handy is currently a Managing Member of Investure, an outsourced investment office for colleges and foundations which she formed in 2003 having served most recently as its Chief Executive Officer until January 1, 2018. Prior to forming Investure, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from November 1988 to January 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer and Treasurer. Ms. Handy holds a Bachelor of Arts in economics from Connecticut College and pursued graduate studies in economics at the University of Virginia.

The experience that Ms. Handy has acquired during her long and successful career in investing for and advising endowments across all asset classes and working with a wide variety of asset managers provides the Board with valuable knowledge and insight into critical segments of the Company’s client base. The Company also leverages her experience in the investment process across all asset classes to enhance its product development strategy and continue to expand its focus beyond equities.

Catherine R. Kinney Age 66 Independent Director Director since: 2009

Ms. Kinney retired from NYSE Euronext in March 2009, having served as the President and Co-Chief Operating Officer from 2002 to 2008. From 2007 to 2009, she served in Paris overseeing global listings, marketing and branding, and served as part of the integration team following the merger of The New York Stock Exchange (the “NYSE”) and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and rose through the ranks holding management positions with responsibility for several divisions including: all client relationships from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney holds a Bachelor of Arts from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Other Public Company Directorships: Ms. Kinney currently serves on the boards of MetLife Inc. (since April 2009) and QTS Realty Trust, Inc. (since August 2013). She previously served on the board of NetSuite Inc. (March 2009 to November 2016).

The Board believes that the leadership and management skills that Ms. Kinney acquired during her 35-year career at the NYSE, where she held high level positions such as Group Executive Vice President of NYSE Euronext and President and Co-Chief Operating Officer of the NYSE, contribute to the effectiveness of the Board. Additionally, the corporate governance knowledge that Ms. Kinney acquired during her successful career at the NYSE and which she continues to develop led to her appointment to the Chair of the Company’s Nominating Committee, from which position the Board believes she has helped the Company further strengthen its corporate governance initiatives. Ms. Kinney’s service on other public company boards also contributes additional insight to the Board with respect to public company processes.

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CORPORATE GOVERNANCE

Wendy E. Lane Age 66 Independent Director Director since: 2015

Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane worked in investment banking for 15 years, initially at Goldman, Sachs & Co. from 1977 to 1980 and subsequently as a Principal and Managing Director at Donaldson, Lufkin and Jenrette Securities Corporation from 1981 to 1992. Ms. Lane has been a director of four other public companies. Ms. Lane holds a Bachelor of Arts from Wellesley College and an M.B.A. from Harvard Business School.

Other Public Company Directorships: Ms. Lane currently serves on the boards of Willis Towers Watson Public Limited Company (since April 2004) and UPM-Kymmene Corporation (since March 2005). UPM-Kymmene Corporation is not currently a public company registered with the SEC. Ms. Lane previously served on the board of Laboratory Corporation of America (November 1996 to May 2014).

Ms. Lane has acquired a wealth of skills and experience throughout more than two decades of continuous service on public and private company boards and board committees, including among others, 13 years of service on the board of Willis Towers Watson Public Limited Company and its predecessor, Willis Group Holdings, Ltd., including chairing the compensation committee and sitting on the audit committee, executive committee and special committees and establishing its risk committee, and 13 years of service on the board of the Finnish company, UPM-Kymmene Corporation, including its audit committee. She also sits on the board of a private holding company in the Kingdom of Saudi Arabia. She also served 18 years on the board of Laboratory Corporation of America, having served as chairman of both the audit and the compensation committees and serving as a member of both the nominating and governance committee and the ethics and quality control committee. Her knowledge of audit, compensation, talent development and general governance matters aids the Board in enhancing its practices and initiatives. She has deep board experience in strategic planning, risk, audit and restructuring. Through leveraging the combination of Ms. Lane’s financial experience and her knowledge of finance, capital markets and corporate business combinations acquired during three decades in investment banking and investment and asset management, including her experience in Europe, South America, China and the Middle East, the Board believes she adds significant value on corporate strategy and finance matters. In addition, she contributes valuable international experience and perspectives.

Jacques P. Perold Age 59 Independent Director Director since: 2017

Mr. Perold was president of Fidelity Management & Research Company, the investment advisor for Fidelity’s family of mutual funds, until his retirement in 2014. From 2001 to 2009, Mr. Perold was president of Geode Capital Management, LLC, a sub-advisor to Fidelity. He is currently a trustee of New York Life Insurance Company’s Mainstay mutual funds and a trustee of Boston University. Mr. Perold holds a Bachelor of Arts degree in economic history from the University of Cape Town and a post-graduate Bachelor of Arts Honours degree in sociology from the University of Cape Town.

Other Public Company Directorships: Mr. Perold currently serves on the board of the Allstate Corporation (since December 2015).

The Board believes that Mr. Perold brings valuable leadership experience from a prominent global investment firm, as well as insight into a quickly evolving and complex financial system. Mr. Perold has over 30 years of experience and leadership in strategy and operations and investment expertise in the financial services industry. The Board believes the experience that Mr. Perold has acquired during his long and successful career at Fidelity provides the Board with valuable knowledge and insight into the Company’s asset management client segment. Mr. Perold’s service on another public company’s board also allows him to provide additional insight into public company processes.

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CORPORATE GOVERNANCE

Linda H. Riefler Age 57 Independent Director Director since: 2007

Ms. Riefler retired from Morgan Stanley in February 2013. Ms. Riefler served as the Chairman of Global Research at Morgan Stanley from June 2011 to February 2013 and prior to that had served as the Global Head of Research since 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on both the Management Committee and Operating Committee of Morgan Stanley. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was elected a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Other Public Company Directorships: Ms. Riefler currently serves on the board of CSX Corporation (since March 2017).

Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in influencing the Company’s strategic direction, the Board believes that her in-depth knowledge of the Company and its businesses gives her unique insight into the Company’s long-term growth opportunities and strategies. The knowledge that Ms. Riefler acquired as the Chief Talent Officer of Morgan Stanley enables her to help the Company realize the full potential of its employees and implement its internal growth strategies. Also, the experience Ms. Riefler acquired as Global Head of Research at Morgan Stanley in valuing companies and evaluating financial statements continues to serve an important role with respect to supporting the Board and the Company in the assessment of risk and organic and external growth strategies. Ms. Riefler’s experience with debt and equity capital markets and investor needs also enables her to provide perspective with respect to debt and equity financings, as well as capital allocation strategies.

George W. Siguler Age 70 Independent Director Director since: 2009

Mr. Siguler co-founded Siguler Guff & Company (“Siguler Guff”), a private equity investment organization headquartered in New York with approximately $13 billion of assets under management. Prior to co-founding Siguler Guff, Mr. Siguler was a Managing Director and head of PaineWebber’s Private Equity Group from 1991 to 1995. From 1983 to 1984, Mr. Siguler served in the Reagan Administration as the Chief of Staff of the U.S. Department of Health and Human Services. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

In light of the Company’s objective to continue to grow its business and presence in emerging markets, the insight into investment related opportunities in emerging markets that Mr. Siguler brings to the Board from his private equity investment experience in such markets makes him an invaluable resource to the Company. In addition to his distinguished record of success in the investment management industry, he has developed expertise in several valued areas including finance, strategic development and operations.

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CORPORATE GOVERNANCE

Marcus L. Smith Age 51 Independent Director Director since: 2017

Mr. Smith was most recently the Director of Equity (Canada) and a portfolio manager at MFS Investment Management (“MFS”) until his retirement in April 2017. As a portfolio manager, he was responsible for managing the MFS Institutional International Equity Portfolio and the International Concentrated Portfolio. He joined MFS in 1994 and held a variety of positions, including Director of Equity (Asia) from 2010 to 2012, based in Boston, Director of Asian Research from 2005 to 2009, based in Singapore, and Equity Analyst from 1995 to 2000, based in London. Mr. Smith holds a bachelor of science degree from the University of Mount Union and an M.B.A. degree from the Wharton School, University of Pennsylvania.

Other Public Company Directorships: Mr. Smith currently serves on the board of DCT Industrial Trust (since October 2017).

Mr. Smith contributes his strong record of industry experience and leadership to the Board. He has over 20 years of experience and leadership in fundamental equity investing and international portfolio management which will be an invaluable asset to the Company. His time in Asia and Europe also brings to the Board insights into the international financial markets that will further strengthen the Company’s global position as a leader in equity investment.

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STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

Board Leadership Structure

Henry A. Fernandez has served as the Chairman of our Board since our IPO in November 2007 and CEO since 1998. Rodolphe M. Vallee has been our Lead Director since 2010. In connection with Mr. Vallee’s retirement from the Board, effective May 10, 2018, Mr. Ashe will be succeeding him as Lead Director, effective April 30, 2018. The key attributes and responsibilities of the Chairman and the Lead Director roles that have evolved over time to make MSCI’s leadership both decisive and effective, and enable the Company to execute on its growth strategies, are set forth below. Mr. Ashe has served on the Board since 2013. In his roles as Chair of the Strategy and Finance Committee (the “Strategy Committee”) and as a member of the Audit Committee, Mr. Ashe has been integral in helping to establish the strategic direction of the Company and advising senior management in various key areas, including business operations and technology-related matters. We expect Mr. Ashe to be a strong, independent and effective Lead Director.

Chairman and CEO

•   Unparalleled historical knowledge and depth of understanding of the Company and its businesses

•   Oversees the executive team in its day-to-day management of the Company

•   Chairs Board meetings and annual shareholder meetings

•   Works with the Lead Director to set agendas for Board meetings (which the Lead Director approves)

•   Collaborates with the Board on the Company’s strategy and leads management in implementing that strategy

•   Meets frequently with clients and shareholders and communicates feedback to the Board and senior management

•   Manages the development of senior management and our businesses to succeed in a dynamic and competitive landscape

Lead Director

•   Strong and independent leadership style

•   Appointed annually by the Board’s independent directors

•   Approves Board meeting agendas and related materials (directors, acting through the Lead Director, may propose matters to be included on the agenda for a meeting)

•   Facilitates a strong, independent oversight function by leading regular executive sessions of independent directors

•   Facilitates communication between the Chairman and independent directors

•   Leads Board and individual director evaluations

•   Leads the annual CEO evaluation

•   Meets directly with management and non-management employees of the Company

•   Consults and directly communicates with shareholders and other key constituents, as appropriate

•   Collaborates with the Compensation Committee to oversee management succession planning efforts

We believe that it is in the best interests of MSCI and its shareholders to combine the roles of Chairman and CEO at this time because it provides the Company with continued unified leadership and direction. We believe Mr. Fernandez is best situated to serve as Chairman because he is the director most knowledgeable about the Company’s products, services and industry, and is in a position to effectively identify strategic priorities, recommend appropriate agendas and lead the execution of our strategy. While the Company’s independent directors bring experience, oversight and expertise from various perspectives and disciplines, Mr. Fernandez’s historical knowledge and in-depth understanding of the Company and its products and services enable him to identify areas of focus for the Board while effectively executing the Company’s strategy. We also believe that combining the role of Chairman and CEO facilitates the flow of information between management and the Board, provides clear accountability and promotes efficient decision making, all of which are essential to effective governance. While we believe that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our Board and the Company at this time, our Amended and Restated Bylaws (“Bylaws”) and Corporate Governance Policies also permit a structure where the CEO would not serve contemporaneously as the Chairman of the Board should the separation of such roles be deemed appropriate and in the best interests of MSCI and its shareholders in the future.

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CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. Ashe, duPont, Edmunds, Perold, Siguler and Smith, Mmes. Handy, Kinney, Lane and Riefler, and Messrs. Vallee and Tierney (each of whom will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 10, 2018 and May 1, 2018, respectively) is independent in accordance with the requirements of our Corporate Governance Policies, which follow the NYSE rules and guidelines. In making such determinations, there were no material transactions, relationships or arrangements not disclosed herein under “Other Matters—Certain Transactions” to be considered by the Board in determining whether the director was independent. Therefore, 12 of our 13 current directors are independent, representing 92.3% of the Board. Mr. Fernandez is not independent because of his position as CEO of MSCI.

All members of the Audit Committee, Compensation Committee and Nominating Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards of the NYSE and the SEC required for audit committee and compensation committee members, respectively.

Board and Individual Director Evaluations

Each year, our directors evaluate the effectiveness of the Board and its committees through a self-assessment administered by Board members and management. Directors respond to questions designed to elicit information that will be useful in improving Board and committee effectiveness. Such feedback is discussed during all executive sessions of the Board and where appropriate, addressed with management.

Initiation of Process

The Lead Director and Chair of the Nominating Committee provide their thoughts on the factors to be used in evaluating the Board, its committees and individual directors. The legal department prepares a self-assessment questionnaire based on these factors. Each director then completes an anonymous self-assessment questionnaire covering a range of topics, including structure, culture, and roles of the Board and its committees.

Discussion

Members of the legal department compile the quantitative and qualitative data from the questionnaires and consult with the Lead Director and the Chair of the Nominating Committee on the results. The Lead Director and Chair of the Nominating Committee review the results with the full Board in executive session.

The Lead Director and Chair of the Nominating Committee then discuss with management the feedback provided by the Board and any requests or enhancements in practices that may be warranted. In recent years, feedback from the self-assessment has resulted in increased Board focus on strategy, talent management and succession planning and more recently, the refreshment of the Board’s committees which is discussed on page 20 of this Proxy Statement. Additionally, in 2017, we conducted individual director evaluations. The Lead Director spoke to and provided feedback to each director. Unless circumstances require otherwise, individual director evaluations are expected to occur every three years.

Follow-Up

Director Education

All new directors participate in a director orientation program which includes in-person briefings by senior management on the Company’s strategic plans, its financial statements and its key policies and practices. Directors are encouraged and provided with opportunities to attend educational sessions on subjects that would assist them in discharging their duties. Pursuant to its Director Education Policy, the Company will reimburse directors for reasonable costs incurred from attending these sessions. In addition to external educational opportunities, directors participate in onsite educational sessions, including an annual review of leading corporate governance practices by corporate governance experts, briefing sessions on

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topics that present special risks and opportunities, updates on accounting topics, and product line reviews presented by the heads of each of our product segments.

Shareholder Engagement

We provide institutional investors with many opportunities to provide feedback to our Board and senior management. In addition to maintaining an ongoing robust dialogue with our shareholders and embracing a targeted institutional shareholder outreach strategy, from time to time, we invite shareholders to present their views on the Company to the Board, and our CFO and/or our Head of Investor Relations regularly participate in investor conferences during which they meet one-on-one with institutional shareholders to hear their views on our business and practices.

As described in more detail on page 5 of this Proxy Statement, before, during and following the 2017 proxy season, we engaged with certain of our institutional shareholders (who represent a majority of our outstanding common shares) to discuss corporate governance and executive compensation related matters. The governance related discussions focused on various topics, including Company strategy, management changes, corporate social responsibility practices and the new director onboarding experience. Our engagement with shareholders on executive compensation is further described on page 44 of this Proxy Statement.

Our directors and management recognize the benefits that come from providing our shareholders with visibility and transparency into our business, as well as knowing our shareholders’ positions on issues that are important to them. We are committed to continuing to maintain an active dialogue with our shareholders.

Attendance at Board Meetings and Annual Meeting of Shareholders

Our Board met nine (9) times, held non-employee director executive sessions following seven (7) of those meetings and took action by unanimous written consent on one (1) occasion during 2017. Each director attended at least 75% of the total meetings of the Board and committees on which the director served that were held while the director was a member.

Overall attendance at Board and committee meetings during 2017 was at least 93% among our directors who served on the Board and were members of such committees at the time of such meetings. Discussions between the Board and management on strategic direction, new business opportunities and the scope and mix of the Company’s products were held at each quarterly Board meeting. In addition to formal meetings, members of our Board informally interact with senior management on a periodic basis.

Our Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. In 2017, all of our directors who were on the Board at the time attended our annual meeting of shareholders.

Meetings and Committees of the Board of Directors

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee, Nominating Committee and Strategy Committee setting forth the roles and responsibilities of each committee. Each committee annually reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval. To access these charters, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

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CORPORATE GOVERNANCE

The table below provides detail on the composition of each of our designated standing committees for (1) the period beginning on March 21, 2017 and ending on April 29, 2018 and (2) the committee composition which will become effective on April 30, 2018.

Name of Director	Audit Committee		Compensation Committee		Nominating Committee		Strategy Committee
	2017	2018	2017	2018	2017	2018	2017	2018

Henry A. Fernandez							✓	✓

Robert G. Ashe	✓	✓					Chair	Chair

Benjamin F. DuPont			Chair			✓

Wayne Edmunds	✓	Chair		✓			✓

Alice W. Handy		✓			✓

Catherine R. Kinney					Chair			✓

Wendy E. Lane			✓	✓

Jacques P. Perold						Chair	✓	✓

Linda H. Riefler			✓	Chair		✓	✓

George W. Siguler					✓	✓

Marcus L. Smith(1)	✓	✓						✓

Patrick Tierney(2)			✓

Rodolphe M. Vallee(2)	Chair

(1)	Mr. Smith was appointed to the Board, effective November 2, 2017. He was appointed to the Audit Committee, effective January 30, 2018.

(2)	Messrs. Vallee and Tierney will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 10, 2018 and May 1, 2018, respectively.

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CORPORATE GOVERNANCE

The Audit Committee

Current Members:

Rodolphe M. Vallee (Chair)

Robert G. Ashe

Wayne Edmunds

Marcus L. Smith

Meetings Held in 2017: 6

•   All current members are independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members.

•   All current members satisfy NYSE financial literacy requirements, have accounting or other relevant management expertise, and Messrs. Ashe, Edmunds and Vallee have been designated as “audit committee financial experts” as defined by SEC rules.

Primary Responsibilities:

•   Oversees the integrity of the Company’s financial statements, internal controls over financial reporting and risk assessment and risk management.

•   Appoints and determines the compensation of the independent auditor.

•   Evaluates the qualifications, independence and performance of the independent auditor, including obtaining a report of the independent auditor describing the items set forth in the Audit Committee’s charter, including those required by the Public Company Accounting Oversight Board, SEC and NYSE.

•   Pre-approves audit and permitted non-audit services.

•   Oversees and evaluates the performance, responsibilities, budget and staffing of the Company’s internal audit function and reviews the internal audit plan.

•   Reviews and discusses with management and the independent auditor, the annual audited and quarterly unaudited financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively.

•   Establishes procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and the review of any submissions received pursuant to such procedures.

•   Reviews reports from management relating to the status of compliance with legal and regulatory requirements.

Further details on the role of the Audit Committee, as well as the Audit Committee Report, may be found in “Audit Matters—Audit Committee Report” on page 67 of this Proxy Statement.

Effective April 30, 2018, the Audit Committee will consist of Wayne Edmunds (Chair), Robert G. Ashe, Alice W. Handy, and Marcus L. Smith. Each of Messrs. Edmunds, Ashe, and Smith and Ms. Handy are independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members. Each of them also satisfies NYSE financial literacy requirements and has accounting or other relevant management experience. The Board has also designated Messrs. Ashe and Edmunds as “audit committee financial experts” as defined by SEC rules.

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CORPORATE GOVERNANCE

The Compensation & Talent Management Committee

  Current Members:

  Benjamin F. duPont (Chair)

  Wendy E. Lane

  Linda H. Riefler

  Patrick Tierney

  Meetings Held in 2017: 6

•   All members are independent within the meaning of the NYSE and SEC standards of independence for directors and compensation committee members.

•   All members qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside directors” pursuant to §162(m) of the IRC.

Primary Responsibilities:

•   Reviews the Company’s compensation strategy and reviews and approves the Company’s compensation and benefits policies generally, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval.

•   Identifies, reviews and approves corporate goals and objectives to be used in our compensation programs, and sets executive officer compensation and evaluates each executive officer’s performance, each in light of such goals and objectives.

•   Reviews and approves the compensation of our CEO and each of the Company’s other executive officers, including: base salary; annual and long-term incentive compensation; employment; severance and change in control agreements; and any other compensation, ongoing perquisites or special benefit items.

•   Reviews director compensation every two years and recommends changes to the Board, when appropriate.

•   Periodically reviews, in consultation with the CEO, the Company’s management succession planning and oversees the Company’s talent management process, including the Company’s diversity and inclusion programs.

•   Reviews and discusses with management the “Compensation Discussion and Analysis” section of the Company’s annual proxy statement, prepares the Compensation & Talent Management Committee Report required by SEC rules and recommends to the Board the inclusion of each in the Company’s annual proxy statement (included on pages 37 and 57 of this Proxy Statement, respectively).

•   Considers the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor and evaluates the performance of such advisors and approves all related fees.

Compensation Committee Interlocks and Insider Participation: None.

Effective April 30, 2018, the Compensation Committee will consist of Linda H. Riefler (Chair), Wendy E. Lane and Wayne Edmunds. Each of Mmes. Riefler and Lane and Mr. Edmunds is independent within the meaning of the NYSE and SEC standards of independence for directors and compensation committee members. Each of them also qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside directors” pursuant to §162(m) of the IRC.

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The Nominating and Corporate Governance Committee

  Members:

  Catherine R. Kinney (Chair)

  Alice W. Handy

  George W. Siguler

  Meetings Held in 2017: 4

•   All members are independent within the meaning of the NYSE and SEC standards of independence for directors.

Primary Responsibilities:

•   Annually reviews the size and composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee and considers the skills, background and experience of each director in doing so.

•   Oversees searches for candidates for election to the Board and recommends criteria and individuals for appointment to the Board and its committees.

•   Retains and terminates any search firm assisting the Nominating Committee in identifying director candidates, and maintains sole authority to approve all such search firms’ fees and other retention terms.

•   Makes recommendations to the Board as to determinations of director independence.

•   Oversees and approves the process and guidelines for the annual evaluation of performance and effectiveness of the Lead Director, the Board and its committees and individual directors.

•   At least annually, reviews and assesses the adequacy of the Company’s Corporate Governance Policies and Code of Ethics and oversees compliance therewith.

•   Reviews the Company’s Related Person Transactions Policy and reviews all related person transactions to determine whether such transactions are appropriate for the Company to undertake.

Effective April 30, 2018, the Nominating Committee will consist of Jacques P. Perold (Chair), Benjamin F. duPont, Linda H. Riefler and George W. Siguler.

The Strategy and Finance Committee

  Members:

  Robert G. Ashe (Chair)

  Wayne Edmunds

  Henry A. Fernandez

  Jacques P. Perold

  Linda H. Riefler

  Meetings Held in 2017: 7

•   All members, except Mr. Fernandez, are independent within the meaning of the NYSE and SEC standards of independence for directors.

Primary Responsibilities:

•   Reviews management’s recommendations with respect to the strategic direction of the Company and regularly consults with the Board on the objectives of the Company’s strategic plans and management’s implementation of such plans.

•   Reviews and makes recommendations with respect to the agenda for any Board strategy meetings, taking into account issues important to the full Board.

•   Reviews and makes recommendations to the Board with respect to any mergers, combinations, acquisitions, divestitures, joint ventures, minority investments and other strategic investments, and any financings for mergers, acquisitions and other significant financial transactions, in each case requiring the Board’s approval.

•   Reviews and oversees management’s plans and objectives for the capitalization of the Company, including target leverage levels and the structure and amount of debt and equity required to meet the Company’s financing needs.

•   Oversees the Company’s share repurchase programs, subject to Board-approved policies.

•   Reviews and recommends for approval by the Board changes to the Company’s dividend policy.

Effective April 30, 2018, the Strategy Committee will consist of Robert G. Ashe (Chair), Henry A. Fernandez, Catherine R. Kinney, Jacques P. Perold and Marcus L. Smith.

MSCI INC. 2018 PROXY STATEMENT    23

CORPORATE GOVERNANCE

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk.

Governing Body	Role in Risk Oversight

Board

•     Regularly reviews the strategic plans of the Company and each of its operating segments.

•     Reviews specific risk topics, including risks associated with our capital structure, growth plans and client relationships.

•     Periodically receives reports from the Audit Committee covering enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks.

•     At least annually reviews the Company’s succession plan to ensure the Company maintains an appropriate succession plan for its senior management.

Audit Committee

•     Reviews internal controls and the Company’s financial statements with the Chief Financial Officer (“CFO”), Principal Accounting Officer and the external and internal auditors.

•     Oversees risks relating to key accounting and reporting policies.

•     Oversees the Company’s ERM framework and process for identifying, assessing and monitoring key business risks by reviewing periodically with management the Company’s business risks, market-related risks, legal risks, technology risks and other areas of potential risk that have been identified based on the volatility or dynamic nature of a specific area of risk, or have otherwise been identified by management or the Audit Committee as a material risk.

•     Reviews with management risks associated with cyber security and information technology security and receives briefings from the Company’s chief information security officer on the management and oversight of such risks.

Compensation & Talent Management Committee

•     Oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•     Employs an independent compensation consultant to assist in designing and reviewing compensation programs, including the potential risks created by the programs.

•     Oversees the Company’s executive management succession planning program.

•     Oversees the process for conducting the annual risk assessment of the Company’s compensation policies and practices, including retaining from time to time, third party consultants to assess risk. See “Compensation Matters—Compensation Risk Assessment” below.

Nominating and Corporate Governance Committee

•     Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes.

•     Evaluates related person transactions.

•     Oversees compliance with key corporate governance policies, including the Corporate Governance Policies.

•     Oversees risks related to non-compliance with the Company’s policies by reviewing with the Head of Compliance on at least an annual basis updates to the Company’s compliance initiatives and compliance policies, compliance statistics and investigations, trainings, certifications and relevant legal developments.

24    MSCI INC. 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Governing Body	Role in Risk Oversight

Strategy and Finance Committee

•     Oversees risks relating to the Company’s strategic plan and regularly reports to the Board with respect thereto.

•     Reviews and makes recommendations to the Board with respect to certain transactions, including mergers and other strategic investments and the financing of such transactions, as delegated by the Board.

•     Reviews and makes recommendations to the Board with respect to the Company’s capital market transactions, as delegated by the Board.

Director Qualifications

The Nominating Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable law or NYSE rules for audit committee membership purposes, and heightened independence standards that may be required under law for compensation committee membership purposes). If the Nominating Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment as a member of the Board and any committees.

Consistent with our Corporate Governance Policies, when appointing directors, the Board takes into account the diversity of a candidate’s perspectives, background, and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Nominating Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to make changes after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas. Women represent approximately one-third of our current Board. Our directors are also of differing backgrounds, educations, businesses and other experiences, skills, ages, national origins and viewpoints. See “Proposal No. 1—Election of Directors.”

Pursuant to the authority granted in its charter, the Nominating Committee retains a professional search firm on an ongoing basis to assist in the process of identifying, evaluating and conducting due diligence on potential director candidates. Each of Messrs. Perold and Smith, who joined the Board in March 2017 and November 2017, respectively, was identified as a potential candidate by a professional search firm. Using a search firm provides additional assurance to the Nominating Committee that it is conducting a broad search and looking at a diverse pool of potential candidates.

Tenure and Board Refreshment

Our Board also has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Four of the Company’s independent directors have been added to the Board since the beginning of 2014. The average tenure of the Board is currently 6.16 years (excluding Messrs. Valle and Tierney who will not be standing for re-election and will be retiring from our Board, effective May 10, 2018 and May 1, 2018, respectively). Also, under our Corporate Governance Policies, director candidates should not stand for re-election following their 72nd birthday.

Diversity Initiatives

The Compensation Committee is regularly updated on diversity and talent management at the Company. In 2017, the Company celebrated our diversity through various events and initiatives around the world, including:

•	In 2017, the MSCI Women’s Leadership Forum (“WLF”) held eighty (80) WLF events around the world, an increase of 74% from the 46 events held in 2016. Outside speakers, panel and/or book discussions, networking events, client engagement and philanthropic initiatives were a part of the events. In addition, over 20 global chapters of the WLF representing 13 countries celebrated International Women’s Day with the “Be Bold for Change” theme. To further celebrate this important day, MSCI attended the Catalyst dinner as a patron sponsor and also had excellent participation in the NYSE bell ringing sponsored by Women in ETFs and partner organizations and other events at stock exchanges around the world.

MSCI INC. 2018 PROXY STATEMENT    25

CORPORATE GOVERNANCE

•	The formation of an Executive Diversity Council (the “Council”) led by Laurent Seyer, our Chief Operating Officer, was communicated to the Company’s employees in 2017. The membership selection and launch of the Council’s work began in 2018.

•	MSCI implemented an important policy change globally that helps to promote diversity. Effective January 1, 2018, we enhanced our maternity and paternity leave policies to provide the same leave time for all offices around the world, subject to local requirements.

Succession Planning

The Compensation Committee is actively involved in talent management. This includes ongoing reviews of our leadership bench and succession plans globally, with a focus on developing and retaining top talent at the senior management level, including the CEO. The Lead Director oversees an annual review of the CEO. During 2017, the Board and the Compensation Committee met on several occasions, including from time to time with outside consultants, in furtherance of its succession planning and executive development initiatives, which are considered in the context of our strategic goals. High potential leaders are given exposure to Board members through formal presentations at Board or committee meetings, one-on-one meetings with individual directors and participation in other Board activities. The Compensation Committee is regularly updated with respect to the pipeline of qualified talent for critical roles at an annual meeting which is attended by all Board members. In 2017, the Board followed this process when implementing succession plans for our executive officers and members of our Executive Committee and implemented the following changes:

•	C.D. Baer Pettit, who previously served as Chief Operating Officer, was appointed President.

•	Laurent Seyer was appointed Chief Operating Officer (as well as continuing to be the Chief Client Officer).

•	Peter Zangari, who previously served as the Head of Analytics, was appointed Global Head of Research and Product Development.

•	Jorge Mina, who previously served as the Head of Analytics—Americas, was appointed Head of Analytics and a member of the Executive Commitee.

•	Remy Briand, who previously served as the Head of Research and Head of ESG and Real Estate, was appointed Head of ESG, our fastest growing segment.

•	Jay McNamara, who previously served as Head of Coverage—Americas, was appointed Head of Real Estate and a member of the Executive Committee.

•	Jeremy Baskin, who joined the Company in 2017, was appointed Head of Coverage—Americas and a member of the Executive Committee.

•	Arun Sinha, who joined the Company in 2017, was appointed Chief Marketing Officer and a member of the Executive Committee.

•	Alvise Munari, who serves as the Head of Coverage—EMEA, was appointed to be a member of the Executive Committee.

An important part of cultivating talent at MSCI is ensuring that employees remain engaged. As such, the Compensation Committee is provided with updates on employee engagement. In 2017, the Company saw improved engagement of employees across the Company. For example, in 2017, full engagement for the Company improved by 8.6% based on the Company’s annual employee engagement survey.

Independent Director Meetings

Our Corporate Governance Policies provide that our Lead Director will preside over non-employee director sessions. The Lead Director presided over seven non-employee director sessions during 2017. Our Corporate Governance Policies further provide that if any non-employee directors are not independent, then the independent directors will meet at least once a year in an independent director session and the Lead Director will preside over such independent director sessions. During 2017, all non-employee directors were independent.

Compensation Governance

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other NEOs presented in the Summary Compensation Table on page 58 of this Proxy Statement. Information on the Compensation Committee’s processes, procedures and analysis of executive officer compensation for 2017 is provided in the “Compensation Discussion and Analysis” section included herein.

26    MSCI INC. 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

The Compensation Committee actively engages in its duties and follows procedures intended to ensure good compensation governance. See page 22 for additional information on the Compensation Committee’s responsibilities.

The principal compensation plans and arrangements applicable to our executive officers are described in the “Compensation Discussion and Analysis” section and the executive compensation tables included herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company and consistent with applicable law and NYSE requirements.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section included herein, during 2017, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own external compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during 2017 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during 2017. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest or other factors that compromise the independence of its relationship with the Compensation Committee. In developing its views on compensation matters and determining the compensation awarded to our CEO and other executive officers, the Human Resources Department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from Davis Polk & Wardwell LLP (“Davis Polk”) on compensation award documentation and other compensation-related practices, which in 2017 was communicated to the Compensation Committee via management, the Legal Department or the Human Resources Department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s conflict of interest policies.

Corporate Governance Documents

MSCI has a corporate governance webpage that can be found under the “Corporate Governance” link on our website’s Investor Relations homepage (http://ir.msci.com).

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct (the “Code of Ethics”) and Board committee charters are available electronically, without charge, on or through our website. To access these documents, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). These documents are also available, without charge, to any shareholder who requests them by writing to us at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com.

Our Code of Ethics applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics for our CEO, CFO, principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website’s Investor Relations homepage (http://ir.msci.com). In 2017, as part of its annual review, the Board amended the Code of Ethics to, among other things, (1) add sections on anti-corruption, protection of Company systems and assets and communications protected by law, (2) expand language on the purpose of the Code of Ethics, cooperation in investigations and diversity and inclusion, (3) add examples of conflicts of interest and (4) update language to conform to changes made to the Company’s Code of Conduct. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

MSCI INC. 2018 PROXY STATEMENT    27

Director Compensation and Stock Ownership Guidelines

CURRENT DIRECTOR COMPENSATION

In 2017, each non-employee director was entitled to receive an annual cash retainer of $75,000. In addition to the annual retainer, non-employee directors were also entitled to the following cash retainers for serving as chairs and/or non-chair members of the Board’s standing committees. Directors do not receive meeting fees and employee directors do not receive any separate compensation for their Board activities.

Retainer
Committee Chair
Audit Committee	$25,000
Compensation & Talent Management Committee	$20,000
Strategy and Finance Committee(1)	$20,000
Nominating and Corporate Governance Committee	$15,000
Committee Non-Chair Member
Audit Committee	$10,000
Compensation & Talent Management Committee	$10,000
Strategy and Finance Committee(1)	$10,000
Nominating and Corporate Governance Committee	$10,000

(1)	The Strategy Committee was established on February 1, 2017. On February 16, 2017, the Board approved the Strategy Committee retainers for a prorated term beginning on February 1, 2017.

Each non-employee director was also entitled to receive an annual equity award payable in RSUs having an aggregate fair market value of $140,000 for non-employee directors and $165,000 for the Lead Director based on the closing price of our common stock as reported by the NYSE on the date prior to grant.

Directors may elect under the terms of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan”) to receive their cash retainer in the form of shares of our common stock. Under the Directors Plan, non-employee directors are subject to annual limits on their cash and equity compensation, as follows: non-employee directors may not receive in any calendar year (i) options, restricted stock, RSUs and other stock-based awards with a grant date fair value of more than $1,000,000 (as determined in accordance with applicable accounting standards) and (ii) retainers and other cash-based awards in excess of $1,000,000.

RSUs granted to non-employee directors are granted on May 1st of each year and vest on the first anniversary of the grant date. Cash retainers and RSU awards are prorated when a director joins the Board and/or a committee at any time other than May 1st. RSUs not granted on May 1st vest on the next May 1st following the grant date. For example, if a director joins the Board on February 1, 2018, his or her prorated RSUs will vest on May 1, 2018. If a director joins the Board on May 31, 2018, his or her prorated RSUs will vest on May 1, 2019.

RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to 2017 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion to shares, RSU holders do not have any rights as an MSCI shareholder with respect to such RSUs, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs vest and convert to shares immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited unless determined otherwise by the Board or the Compensation Committee.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

28    MSCI INC. 2018 PROXY STATEMENT

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

CHANGES TO DIRECTOR COMPENSATION

The Board reviews director compensation every two years, and director compensation has not been increased since 2014. In connection with its review of director compensation in early 2018, the Compensation Committee considered peer group data (the same peer group used for executive pay level comparisons and described on page 55 of this Proxy Statement) and general industry data, which indicated that MSCI’s current director compensation levels were below the 2016 peer group median. With the input of Semler Brossy and with the recommendation of the Compensation Committee, the Board adopted the following increases (effective May 1, 2018) to align more closely with the median director compensation, as well as the anticipated market movement before the next review of director compensation scheduled for early 2020. The increase is intended to allow MSCI director compensation to remain around the median of the peer group through the 2020 compensation review, and maintains total director compensation below the 75th percentile of such peer group.

	Retainer	Increase	Rationale
Committee Chair
Audit Committee	$30,000	$5,000	• Increase maintains competitiveness of each retainer and the retainer differentiation among the committees • Retainers for Audit Committee and Nominating Committee Chairs below the peer group median
Compensation & Talent Management Committee	$25,000	$5,000
Strategy and Finance Committee	$25,000	$5,000
Nominating and Corporate Governance Committee	$20,000	$5,000

Committee Non-Chair Member
Audit Committee	$10,000	–	• Committee membership retainers are well aligned with peer levels
Compensation & Talent Management Committee	$10,000	–
Strategy and Finance Committee	$10,000	–
Nominating and Corporate Governance Committee	$10,000	–
Annual Compensation
Annual Cash Retainer	$75,000	–

•   Increase in equity retainer aligns with peer median

•   Equity award-focused compensation approach that aligns with the target pay mix for the Executive Committee and executive officers

•   Increase to Lead Director compensation to reflect the increased responsibilities

•   The premium paid to Lead Director is below S&P 500 median and peer group

Annual RSUs (non-Lead Director)	$160,000	$20,000
Annual RSUs (Lead Director)	$210,000	$45,000

DIRECTOR DEFERRAL PLAN

On August 2, 2011, the Board adopted the MSCI Inc. Independent Directors Deferral Plan and subsequently amended and restated the plan in 2016 as the MSCI Inc. Non-Employee Directors Deferral Plan (the “Deferral Plan”). The Deferral Plan permits directors to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs granted to the director following the year for which an election has been submitted; provided that an election made by a director within 30 days after the director becomes eligible to receive a cash retainer or RSUs shall apply to any common stock payable in lieu of such a cash retainer and/or upon conversion of such RSUs granted to the director following the date on which the director makes the election. Receipt of shares of our common stock may be deferred until a future date specified by the director, a separation from service (as defined by Treasury regulations), or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.

MSCI INC. 2018 PROXY STATEMENT    29

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

2017 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1) (2) ($)	Stock Awards (1) (3) (4) (5) (6) ($)	All Other Compensation (7) ($)	Total ($)

Robert G. Ashe (8)	109,834	139,946	1,964	251,744

Benjamin F. duPont (9)	94,931	139,946	4,043	238,920

Wayne Edmunds (10)	97,438	139,946	1,964	239,348

Alice W. Handy (11)	84,932	139,946	32,472	257,350

Catherine R. Kinney (12)	89,963	139,946	23,028	252,937

Wendy E. Lane (13)	85,000	139,946	1,964	226,910

Jacques P. Perold (14)	97,630	160,275	1,451	259,356

Linda H. Riefler (15)	97,438	139,946	1,964	239,348

George W. Siguler (16)	85,000	139,946	1,964	226,910

Marcus L. Smith (17)	36,986	69,025	223	106,234

Patrick Tierney (18)	85,000	139,946	1,964	226,910

Rodolphe M. Vallee (19)	100,000	164,926	2,315	267,241

(1)	Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The Board term beginning on April 28, 2016 and ending on May 11, 2017 (the “2016 Board Term”) and the Board term beginning on May 11, 2017 and ending on May 10, 2018 (the “2017 Board Term”) do not coincide with MSCI’s January through December fiscal year. Amounts included in the table above represent cash earned or paid, or stock awards granted, as applicable, during the year ended December 31, 2017. Because directors are paid for service from May 1 to April 30, prorated amounts are calculated from the applicable date to May 1st of the relevant Board term.

(2)	Cash amounts in this column include the annual retainers and committee member fees paid during the year ended December 31, 2017.

(3)	Represents the aggregate grant date fair value of RSUs granted in 2017 in accordance with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our common stock on the date prior to the grant date by the number of units awarded. For assumptions regarding these calculations, please see notes 1 and 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 26, 2018. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest. The number of RSUs awarded is determined by dividing the aggregate value of the RSU award by the closing price of the Company’s common stock on the trading day prior to the grant date and rounding down to the next lowest RSU.

(4)	On March 6, 2017, Mr. Perold received 213 RSUs prorated for the 2016 Board Term (determined by dividing $20,328.77 by $95.44, which was the closing price per share of our common stock on the date prior to the grant date) in connection with his appointment to the Board, which became effective on March 6, 2017. Such RSUs vested on April 28, 2017.

(5)	On May 1, 2017, Messrs. Ashe, duPont, Edmunds, Perold, Siguler and Tierney and Mmes. Handy, Kinney, Lane and Riefler each received 1,395 RSUs (determined by dividing $140,000 by $100.32, which was the closing price per share of our common stock on the date prior to the grant date) under the Directors Plan for the 2017 Board Term. As the Lead Director, Mr. Vallee received 1,644 RSUs (determined by dividing $165,000 by $100.32, which was the closing price per share of our common stock on the date prior to the grant date) under the Directors Plan for the 2017 Board Term. Mr. Smith received 587 RSUs prorated for the 2017 Board Term (determined by dividing $69,041.10 (his pro-rated RSU amount) by $117.59, which was the closing price per share of our common stock on the date prior to the grant date) in connection with his appointment to the Board, which became effective on November 2, 2017. The RSUs granted in connection with the 2017 Board Term will vest on May 1, 2018. Mr. duPont and Mmes. Handy and Kinney elected to defer receipt of such shares issuable upon vesting until the 60th day after their respective “separation from service” as a director under the Deferral Plan.

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DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

(6)	As of December 31, 2017, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. Ashe, duPont, Edmunds, Siguler and Tierney and Mmes. Handy, Kinney, Lane and Riefler each had 1,395 RSUs outstanding, Mr. Vallee had 1,644 RSUs outstanding and Mr. Smith had 587 RSUs outstanding.

(7)	Cash amounts in this column include dividend equivalents paid during the year ended December 31, 2017.

(8)	Mr. Ashe elected to receive 100% of the cash fees he is entitled to for the 2017 Board Term in the form of our common stock, such fees consisting of a $75,000 cash retainer for his service on the Board, a $20,000 cash retainer for his service as the Chair of the Strategy Committee and a $10,000 cash retainer for his service as a member of the Audit Committee. He received a total of 1,043 shares of our common stock, 413 of which were withheld to satisfy tax obligations required under Canadian law. Mr. Ashe also elected to receive 100% of the cash fees he is entitled to for the 2016 Board Term in the form of our common stock, such fees consisting of a $4,876.71 prorated cash retainer for his service as the Chair of the Strategy Committee, effective February 1, 2017. He received a total of 51 shares of our common stock, 10 of which were withheld to satisfy tax obligations required under Canadian law, and $72.51 as a cash payment in lieu of fractional shares. In connection with the Company’s payment of its quarterly cash dividend, Mr. Ashe also received $1,964.04 as a dividend equivalent payment for his outstanding RSUs.

(9)	Mr. duPont elected to receive $90,000 of his total fees in cash and the remainder, or $5,000, in the form of our common stock, such fees consisting of a $75,000 cash retainer for his service on the Board and a $20,000 cash retainer for his service as the Chair of the Compensation Committee for the 2017 Board Term. He received a total of 49 shares of our common stock. Mr. duPont elected to defer receipt of such shares until the 60th day after his “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Mr. duPont also received 32 shares of our common stock and $481.64 as a cash payment for fractional shares received as a dividend equivalent payment for his outstanding RSUs and in lieu of a cash dividend payment for shares subject to his deferral election.

(10)	Mr. Edmunds received a $75,000 cash retainer for his service on the Board, a $10,000 cash retainer for his service as a member of the Strategy Committee and a $10,000 cash retainer for his service as a member of the Audit Committee for the 2017 Board Term. Mr. Edmunds was appointed to the Strategy Committee on February 1, 2017 and received a 2,438.36 pro-rated cash retainer for his service as a member of the Strategy Committee for the 2016 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Edmunds also received $1,964.04 as a dividend equivalent payment for his outstanding RSUs.

(11)	Ms. Handy elected to receive 100% of the cash fees she is entitled to for the 2017 Board Term in the form of our common stock, such fees consisting of a $75,000 cash retainer for her service on the Board and a $10,000 cash retainer for her service as a member of the Nominating Committee. She received a total of 844 shares of our common stock. Ms. Handy elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Handy also received 291 shares of our common stock and $475.39 as a cash payment for fractional shares received as a dividend equivalent payment for her outstanding RSUs and in lieu of a cash dividend payment for shares subject to her deferral election.

(12)	Ms. Kinney elected to receive 100% of the cash fees she is entitled to for the 2017 Board Term in the form of our common stock, such fees consisting of a $75,000 cash retainer for her service on the Board and a $15,000 cash retainer for her service as Chair of the Nominating Committee. She received a total of 894 shares of our common stock. Ms. Kinney elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Kinney also received 205 shares of our common stock and $449.77 as a cash payment for fractional shares received as a dividend equivalent payment for her outstanding RSUs and in lieu of a cash dividend payment for shares subject to her deferral election.

(13)	Ms. Lane received a $75,000 cash retainer for her service on the Board and a $10,000 cash retainer for her service as a member of the Compensation Committee for the 2017 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Ms. Lane also received $1,964.04 as a dividend equivalent payment for her outstanding RSUs.

(14)

Mr. Perold received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Strategy Committee for the 2017 Board Term. Mr. Perold was appointed to the Board, effective March 6, 2017. In connection with his appointment, he received a pro-rated cash retainer of $11,506.85 for his service on the Board for the 2016 Board Term. He was appointed to the Strategy Committee, effective March 21, 2017 and received a

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DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

$1,123.29 pro-rated cash retainer for his service as a member of the Strategy Committee for the 2016 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Perold also received $1,450.80 as a dividend equivalent payment for his outstanding RSUs.

(15)	Ms. Riefler received a $75,000 cash retainer for her service on the Board, a $10,000 cash retainer for his service as a member of the Strategy Committee and a $10,000 cash retainer for her service as a member of the Compensation Committee for the 2017 Board Term. Ms. Riefler was appointed to the Strategy Committee on February 1, 2017 and received a 2,438.36 pro-rated cash retainer for her service as a member of the Strategy Committee for the 2016 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Ms. Riefler also received $1,964.04 as a dividend equivalent payment for her outstanding RSUs.

(16)	Mr. Siguler received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Nominating Committee for the 2017 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Siguler also received $1,964.04 as a dividend equivalent payment for his outstanding RSUs.

(17)	Mr. Smith was appointed to the Board, effective November 2, 2017. Mr. Smith received a prorated cash retainer of $36,986.30 for his service on the Board for the 2017 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Smith also received $223.06 as a dividend equivalent payment for his outstanding RSUs.

(18)	Mr. Tierney will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 1, 2018. Mr. Tierney received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Compensation Committee for the 2017 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Tierney also received $1,964.04 as a dividend equivalent payment for his outstanding RSUs.

(19)	Mr. Vallee will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 10, 2018. Mr. Vallee received a $75,000 cash retainer for his service on the Board and a $25,000 cash retainer for his service as Chair of the Audit Committee for the 2017 Board Term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Vallee also received $2,314.56 as a dividend equivalent payment for his outstanding RSUs.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Under the Company’s stock ownership guidelines for non-employee directors, commencing on the date of our 2016 annual meeting of shareholders, each non-employee director has been required to own a target number of shares of stock of the Company equal to the sum of the “net shares” resulting from the vesting of the RSUs granted to such director for each of the last five years, with such aggregate share ownership to be achieved within five years of initially being elected or appointed to the Board and maintained thereafter. “Net shares” means the number of shares that would remain if the shares resulting from the vesting of the RSUs are sold to satisfy any tax obligations (assuming a tax rate of 40%) upon either (i) the conversion of such RSUs into shares or (ii) the cessation of any tax deferral period with respect to such RSUs.

Shares that count towards satisfaction of the target level of stock ownership under these stock ownership guidelines consist of the following:

(1)	Shares beneficially owned individually, either directly or indirectly (including any shares beneficially owned as a result of an election to receive a retainer (or any portion thereof), in shares);

(2)	Shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly;

(3)	Shares underlying vested and unvested RSUs granted under the MSCI Inc. Independent Directors’ Equity Compensation Plan or the Directors Plan; and

(4)	Shares for which receipt has been deferred (including any shares held through the Deferral Plan or any other deferred compensation plan maintained by the Company).

As of the date of this Proxy Statement, all our non-employee directors are in compliance with the Company’s stock ownership guidelines.

32    MSCI INC. 2018 PROXY STATEMENT

Beneficial Ownership of Common Stock

STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

We require members of our Executive Committee (currently comprised of 14 senior managers, including all of our NEOs) and our directors to comply with our stock ownership guidelines to further align their interests with the interests of our shareholders. As of the date of this Proxy Statement, all of the members of our Executive Committee and our directors are in compliance with the applicable stock ownership guidelines. See “Compensation Matters—Compensation Discussion and Analysis—Stock Ownership Guidelines” below and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” above for additional information regarding our ownership guidelines for the members of our Executive Committee and our directors, respectively.

The following table sets forth the beneficial ownership of our common stock by each of our NEOs and directors, and by all of our directors and executive officers as of March 14, 2018, as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Percentage of share ownership amounts are based on 89,876,918 shares of our common stock outstanding as of March 14, 2018.

	Shares(1)		Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)

NAMED EXECUTIVE OFFICERS

Henry A. Fernandez	1,587,493	(5)	49,774	1,637,267	1.82%

Kathleen A. Winters	13,375		3,950	17,325	–%

C.D. Baer Pettit	148,691		–	148,691	–%

Laurent Seyer	8,145		–	8,145	–%

Scott A. Crum	8,445		–	8,445	–%

DIRECTORS

Robert G. Ashe	10,464		1,395	11,859	–%

Benjamin F. duPont	21,800		–	21,800	–%

Wayne Edmunds	4,420		1,395	5,815	–%

Alice W. Handy	30,768		–	30,768	–%

Catherine R. Kinney	20,614		–	20,614	–%

Wendy E. Lane	4,420		1,395	5,815	–%

Jacques P. Perold	213		1,395	1,608	–%

Linda H. Riefler	14,870		1,395	16,265	–%

George W. Siguler	27,083		1,395	28,478	–%

Marcus L. Smith(6)	–		587	587	–%

Patrick Tierney(7)	13,242		1,395	14,637	–%

Rodolphe M. Vallee(8)	24,912		1,644	26,556	–%

ALL EXECUTIVE OFFICERS AND DIRECTORS AS OF MARCH 14, 2018 AS A GROUP (22 PERSONS)	2,053,968		65,720	2,119,688	2.36%

(1)	Excludes shares of our common stock that may be acquired through the vesting of RSUs, including performance-based RSUs, or the exercise of stock options. Includes 23,856, 16,661 and 1,995 shares of our common stock for Mmes. Handy and Kinney and Mr. duPont, respectively, for which such directors have elected to defer receipt of their respective shares until the 60th day after such director’s “separation from service” as a director.

(2)

Includes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 13, 2018). Excludes 1,395 RSUs for each of Mmes. Handy and

MSCI INC. 2018 PROXY STATEMENT    33

BENEFICIAL OWNERSHIP OF COMMON STOCK

Kinney and Mr. duPont for which such directors have elected to defer receipt of their respective shares issuable upon vesting until the 60th day after such director’s “separation from service” as a director. See the “Outstanding Equity Awards at Fiscal Year-End” Table included herein for additional information regarding RSUs and stock options held by each NEO as of December 31, 2017.

(3)	Except as indicated in the footnotes to this table, to our knowledge each executive officer and director, as of March 14, 2018, had sole voting and investment power with respect to his or her shares of our common stock. Beneficial Ownership Totals may differ from those set forth in Statements of Changes in Beneficial Ownership reported on Form 4 filed with the SEC due to the exclusion herein of RSUs granted by the Company, as described in footnote (1) to this table.

(4)	All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for each executive officer and director as of March 14, 2018 and collectively as a group are based on the number of our shares outstanding as of March 14, 2018, which excludes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 13, 2018).

(5)	Includes 314,479 shares of our common stock held by the Fernandez 2007 Children’s Trust in which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries; and 12,255 shares of our common stock held by his children under the Uniform Transfer to Minors Act.

(6)	Mr. Smith was appointed to the Board, effective November 2, 2017.

(7)	Mr. Tierney will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 1, 2018.

(8)	Mr. Vallee will not be standing for re-election at the 2018 Annual Meeting and will be retiring from our Board, effective May 10, 2018.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 89,876,918 shares of our common stock outstanding as of March 14, 2018.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares		Percentage of Class(1)

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	8,900,049	(2)	9.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,717,635	(3)	9.7%

FMR LLC 245 Summer Street Boston, Massachusetts 02210	7,796,072	(4)	8.67%

(1)	Because percentage of class ownership is based on the total number of shares of our common stock outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13G or 13G/A filed with the SEC by the relevant principal shareholder.

(2)	Based on information in a Schedule 13G/A (Amendment No. 5) filed with the SEC on January 23, 2018. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 8,332,004 shares of our common stock and sole dispositive power as to 8,900,049 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Exhibit A thereto.

(3)

Based on information in a Schedule 13G/A (Amendment No. 4) filed with the SEC on February 9, 2018. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 70,439 shares of our common stock, shared

34    MSCI INC. 2018 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF COMMON STOCK

voting power as to 20,924 shares of our common stock, sole dispositive power as to 8,627,120 shares of our common stock and shared dispositive power as to 90,515 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Appendix A thereto.

(4)	Based on information in a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 13, 2018. The Schedule 13G/A discloses that FMR LLC had sole voting power as to 656,610 shares of our common stock and sole dispositive power as to 7,796,072 shares. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Exhibit A thereto.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all required reports during 2017 have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

MSCI INC. 2018 PROXY STATEMENT    35

Compensation Matters

36    MSCI INC. 2018 PROXY STATEMENT

COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (referred to as the “CD&A”) section summarizes our general philosophy with regard to the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three next most highly paid executive officers (collectively referred to as “named executive officers” or “NEOs”). The CD&A provides context for the executive compensation disclosures presented below in both tabular and narrative form. Under its charter, the Compensation & Talent Management Committee of the Board (referred to as the “Committee” in this Compensation Matters section) reviews the Company’s compensation strategy and reviews and approves executive officer compensation as well as the Company’s compensation and benefits policies generally. The Committee approved the compensation structure and amounts for each of our NEOs for 2017.

Our NEOs for 2017 are:

•	Henry A. Fernandez, Chairman and Chief Executive Officer (“CEO”);

•	Kathleen A. Winters, Chief Financial Officer (“CFO”);

•	C. D. Baer Pettit, President;

•	Laurent Seyer, Chief Operating Officer (“COO”) and Chief Client Officer (“CCO”); and

•	Scott A. Crum, Chief Human Resources Officer (“CHRO”).

On October 31, 2017, C.D. Baer Pettit (previously the COO) was appointed to the role of President, and Laurent Seyer was appointed to serve as COO (as well as continuing to be the CCO).

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and value creation. Our overriding objective is to create long-term sustainable value for our shareholders. To accomplish this objective, we need to (i) create broad and innovative research-driven content, (ii) expand our client base and deepen existing client relationships, (iii) develop flexible and scalable technology, (iv) expand value-added service offerings and (v) enter into strategic relationships and acquisitions. In the dynamic and competitive environment in which we operate, it is imperative that we maintain a responsible executive compensation program that encourages and rewards our leaders for achieving these results.

Our compensation program includes a fixed component (base salary) and variable components (annual cash bonus and long-term incentives), emphasizes achievement against specific goals/targets, and recognizes that each component serves a different purpose. Our target-based incentive structure is designed to emphasize pay for performance and balance short-term and long-term incentives by awarding incentive compensation based on the achievement of annual financial operating measures (applicable to annual cash bonuses), which are focused on the annual realization of our strategic priorities, and multi-year total shareholder return (“TSR”) measures (as are applicable to long-term incentive awards granted in 2016), which are designed to encourage long-term shareholder value creation. In 2017, our CEO was not granted any long-term incentive awards and our other NEOs were only granted long-term incentive awards in the form of restricted stock units (“RSUs”) in light of the multi-year performance stock units (“PSUs”) granted to our NEOs in 2016. We believe that this target-based incentive structure fosters a culture of high performance and accountability and promotes long-term sustainable shareholder value creation by closely aligning executive compensation with objectively measured Company performance and strategic goal attainment.

The following table sets forth the key components of our target-based compensation program.

Elements	• Base salary • Annual Incentive Plan (“AIP”) • Long-Term Incentive Program (“LTIP”)
Philosophy

•  Each of the three components has a different purpose. The sum of the base salary, target annual cash incentive and annualized target equity incentive creates a target total compensation. Actual cash incentive and equity incentive payouts are dependent upon the achievement of the relevant AIP and LTIP goals tied directly to the performance of the Company, the product/functional unit and the individual.

MSCI INC. 2018 PROXY STATEMENT    37

COMPENSATION MATTERS

2017 Business Highlights

We delivered very strong financial results in 2017, with achievements across various key financial and operating metrics. We achieved record recurring sales, which drove strong subscription revenue growth. We maintained operational efficiency with our continued focus on expense management and productivity initiatives in 2017. In addition, our share price increased approximately 61% during 2017 from a closing share price of $78.78 on December 30, 2016 to a closing share price of $126.54 on December 29, 2017. Our financial success in 2017 is a testament to the benefits of our enhanced go-to-market strategy, continued innovation and product enhancement and the increasing power of our cross-product collaboration and integrated franchise. The strong execution of our strategy contributed to our exceptional financial performance in 2017 and positions the Company for continued growth and profitability in the years ahead. The charts and tables below provide highlights of our operational achievements in 2017. See Annex B for definitions of operating metrics and the descriptions and reconciliations of all non-GAAP financial measures referenced herein.

Revenue ($MM)	Net Income Margin/Adjusted EBITDA Margin	Diluted EPS

Revenue Growth

•  Operating revenues in 2017 increased $123.5 million, or 10.7%, to $1.274 billion, compared to $1.151 billion in 2016, including a 17.2% increase in Index segment revenues.

•  Total Run Rate at December 31, 2017 grew by $202.4 million, or 17.4%, to $1.366 billion, compared to December 31, 2016.

•  New recurring subscription sales in 2017 increased 13.4%, or $17.5 million, to $148.0 million compared to $131.0 million in 2016.

•  Maintained strong retention rates, with a full-year client Aggregate Retention Rate for 2017 of approximately 94%.

Operating Efficiency

•  Delivered 16.5% and 15.8% growth in net income and Adjusted EBITDA,(1) respectively, driven by strong operating leverage.

•  Record fourth quarter-end 2017 assets under management (“AUM”) of $744.3 billion in exchange-traded funds (“ETFs”) linked to MSCI indexes, up 54.6% compared to a year ago.

•  Effective tax rate was 34.9% and adjusted tax rate(2) was 27.5%, reflecting ongoing efforts to better align our tax profile with our global operating footprint, as well as the impact of stock-based compensation excess tax benefits resulting from new accounting guidance.

•  Full-year 2017 diluted EPS and adjusted EPS(3) up 22.6% and 31.4%, respectively.

Capital Optimization

•  Returned $257.9 million in capital to shareholders in 2017 through share repurchases and cash dividends. A total of approximately $2.5 billion of capital has been returned to shareholders since 2012.

•  Increased regular quarterly cash dividend by 35.7% to $0.38 per share, representing $1.52 per share on an annualized basis.

•  Reduced our outstanding share count by approximately 1.3% through share repurchases.

(1)	“Adjusted EBITDA,” a measure used by management to assess operating performance, is defined as net income before (i) income (loss) from discontinued operations, net of income taxes, (ii) provision for income taxes, (iii) other expense (income), net, (iv) depreciation and amortization of property, equipment and leasehold improvements, (v) amortization of intangible assets and, at times, (vi) certain other transactions or adjustments. See Annex B for a reconciliation to net income.

38    MSCI INC. 2018 PROXY STATEMENT

COMPENSATION MATTERS

(2)	“Adjusted tax rate” is defined as the effective tax rate excluding the impact of the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”). See Annex B for a reconciliation of adjusted tax rate to effective tax rate.

(3)	“Adjusted EPS” is defined as diluted EPS before the after-tax impact of the amortization of acquired intangible assets, the impact of Tax Reform adjustments and, at times, certain other transactions or adjustments. See Annex B for a reconciliation of adjusted EPS to diluted EPS.

Key 2017 Compensation Decisions

We believe our executive compensation program encourages our NEOs to deliver strong financial results that position the Company for future growth and success. With the help of its external independent compensation consultant, Semler Brossy, the Committee carefully considered relevant internal and external economic and business factors affecting NEO pay for 2017. The Committee considered shareholder feedback, reviewed peer compensation analyses, kept apprised of the changing legal and regulatory framework affecting pay practices and reviewed the performance of our NEOs and the Company as a whole.

As previously disclosed in our 2017 proxy statement, we granted multi-year PSU awards (“Multi-Year PSUs”) in 2016 to our NEOs in order to further align our executive compensation program with our long-term strategic plan for fiscal years 2016, 2017 and 2018. Below are the key highlights of the 2016 Multi-Year PSUs.

The proportion of long-term incentive awards granted in the form of PSUs to the Company’s Executive Committee members (including all of our NEOs) was significantly increased—i.e., Mr. Fernandez received 100% of his equity compensation in the form of PSU awards, while our other NEOs received 60% to 80% of their equity compensation in the form of PSUs.

•	The Multi-Year PSUs cover three years of the annual PSU component of long-term incentive compensation (i.e., for 2016, 2017 and 2018). As such, consistent with our previous commitment to our shareholders, (i) Mr. Fernandez was not granted equity awards in 2017 nor will he receive any equity awards in 2018 (since 100% of his equity compensation is delivered in the form of PSUs) and (ii) our other NEOs only received grants of RSUs (no PSUs) in 2017, and they will not receive any grants of PSUs in 2018.

•	We shifted from our historical practice of granting PSUs with financial-based performance-vesting measures (e.g., revenue growth, earnings per share (“EPS”) and return on invested capital (“ROIC”)) to multi-year share-based performance-vesting measures (e.g., absolute and relative TSR). To drive transformational growth, we believe the annual financial and operational goals (which apply to annual cash bonus awards under the AIP) are best complemented with a challenging TSR-based metric (applicable to long-term incentive awards) that serves as confirmation that our transformative work is delivering substantial shareholder value.

•	The Multi-Year PSUs will vest between 0% and 300% of target based on the achievement of a challenging multi-year absolute TSR CAGR performance metric (or a multi-year Relative TSR CAGR performance metric applicable in certain circumstances) that are intended to promote a performance culture that closely aligns our executives’ interests with those of our shareholders.

•	We believe that a payout of the Multi-Year PSUs at or above target performance would benefit our shareholders because such a payout would only occur in the event of market-leading returns, as illustrated by the chart below, which presents the share price targets for the Multi-Year PSUs at the initial measurement period (without taking into account the impact of reinvested dividends).

MSCI INC. 2018 PROXY STATEMENT    39

COMPENSATION MATTERS

Multi-Year PSUs Goal Rigor

Due to SEC disclosure rules, we were required to report the total three-year value of the Multi-Year PSUs as 2016 compensation in the Summary Compensation Table for 2016, rather than reporting the Multi-Year PSUs on an annualized basis for the years they cover (i.e., reporting one-third of the awards in each of 2016, 2017 and 2018). The table below illustrates an alternative way to view the compensation paid to our current NEOs for 2017 (which reflects the Multi-Year PSUs (at their target value) on an annualized basis—i.e., one-third of the total three-year target value) relative to the total 2017 compensation that is required to be reported for our NEOs in the Summary Compensation Table for 2017 pursuant to SEC rules. The table below is not a substitute for the tables and disclosure required by the SEC’s rules, as set forth on page 58 of this Proxy Statement.

Alternative 2017 Total Compensation Table

Name and Principal Position	Annualized Base Salary ($)	2017 Cash Bonus ($)		2017 RSUs ($)	Annualized Target PSUs ($)(1)	Total 2017 Direct Compensation ($)(2)	2017 Summary Compensation Table Total ($)(2)
Henry A. Fernandez, Chairman and CEO	950,000	1,497,580			5,900,000	8,347,580	2,476,501
Kathleen A. Winters, CFO	525,000	974,390	(3)	520,000	780,000	2,799,390	2,471,747
C.D. Baer Pettit, President	608,254	1,060,787		400,000	1,600,000	3,669,041	2,142,991
Laurent Seyer, COO and CCO	608,254	1,002,715		265,000	1,060,000	2,935,969	1,977,886
Scott A. Crum, CHRO	525,000	748,790		380,000	570,000	2,223,790	1,686,499

(1)	The amounts in this column reflect the annualized target value (i.e., one-third of the target value) of the Multi-Year PSUs granted to the NEOs in 2016.

(2)	The amounts reflected in the “Total 2017 Direct Compensation” column above reflect the core components of our executive compensation program in 2017 (taking into account an allocation of one-third of the Multi-Year PSUs granted in 2016) relative to the total compensation that is required to be reported in this year’s Summary Compensation Table for 2017, and this column does not reflect all amounts included in the “Total” column of the Summary Compensation Table for 2017 (as depicted in the table above), including the amounts set forth in the “All Other Compensation” column of the Summary Compensation Table for 2017 or the amounts described in footnote (3) of this table set forth below (which is also reflected in the “Total” column of the Summary Compensation Table for 2017, as depicted above).

(3)	Ms. Winters’ 2017 cash bonus amount reflected in this table does not include the second installment of a one-time sign-on cash bonus that was payable to Ms. Winters in two equal installments in 2016 and 2017 pursuant to the terms of her offer letter entered into in connection with the commencement of her employment in 2016. The payment of the second installment is disclosed in the Summary Compensation Table for 2017. For additional details regarding Ms. Winters’ offer letter with the Company, see page 55 of this Proxy Statement.

40    MSCI INC. 2018 PROXY STATEMENT

COMPENSATION MATTERS

Since our 2017 Say-on-Pay vote, the Compensation Committee’s actions with respect to our CEO’s compensation were solely to (i) increase his annual base salary (effective January 1, 2018) from $950,000 to $1,000,000 to align with competitive market practice (the first increase in Mr. Fernandez’s base salary since 2014), (ii) pay Mr. Fernandez an annual cash bonus in respect of 2017 of approximately $1.5 million under our AIP, based on actual performance against the applicable financial metrics and his individual KPIs and (iii) increase his fiscal 2018 target cash incentive to $1.4 million to be paid under the AIP to reflect competitive market practice.

The table below illustrates an alternative way to view our CEO’s year-over-year compensation in 2016 and 2017, which similar to the table above, reflects the annualized target value (i.e., one-third of the target value) of the Multi-Year PSUs for each of 2016 and 2017. As reflected in the table below, on an annualized basis, Mr. Fernandez’s 2017 compensation (which is the subject of this year’s Say-on-Pay vote) increased by only 1.4% relative to 2016. Such increase was attributable solely to the increased payout of his annual cash bonus for 2017 based on actual performance against the applicable financial metrics and KPIs due to our strong financial performance and his performance in 2017.

Alternative CEO Year-Over-Year Compensation Table (2016 vs. 2017)

	Annualized Base Salary ($)	Annual Cash Bonus ($)	RSUs ($)	Annualized Target PSUs ($)	Alternative Direct Total Compensation ($)
2016	950,000	1,383,720	–	5,900,000	8,233,720
2017	950,000	1,497,580	–	5,900,000	8,347,580

For more information on the Multi-Year PSUs granted to our NEOs in 2016 and the changes made to our long-term equity incentive program, see “—Elements of Executive Compensation—Variable Compensation—Long-Term Equity Incentive Compensation Program” below, as well as our 2016 and 2017 proxy statements.

MSCI INC. 2018 PROXY STATEMENT    41

COMPENSATION MATTERS

Executive Compensation Practices

Our executive compensation practices incorporate the following corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management.

What We Do

✓	Emphasize variable compensation (89% for our CEO and 80% on average for our other NEOs)

✓	Have formula-based annual cash incentives

✓	Equity awards subject to vesting requirements (generally three-year ratable for RSUs and three-year cliff for PSUs)

✓	Impose stock ownership guidelines and requirements on Executive Committee members, which includes all of our NEOs (6x annual base salary for our CEO and 3x annual base salary for our other NEOs)

✓	Include clawback provisions in equity awards for executive officers

✓	Provide for double-trigger vesting upon a change in control

✓	Have restricted dividend equivalents on performance vesting awards that are only paid if and when the underlying award vests

✓	2016 CEO multi-year equity grant entirely in PSUs tied to multi-year TSR performance metrics focused on long-term shareholder value creation

✓	Multi-Year PSUs require additional holding of shares representing 50% of the net after-tax shares received for a one-year period after vesting

✓	Committee retains an independent compensation consultant

What We Don’t Do

×	Do not provide gross-ups to cover excise taxes

×	Do not have any employment agreements with our executive officers

×	Do not allow any employees, including all NEOs, to hedge or pledge the Company’s common stock or engage in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock

×	Do not allow repricing of options or stock appreciation rights (“SARs”) awards without shareholder approval

×	Do not provide perquisites for NEOs or any other employees

×	Do not provide for “liberal” share recycling when shares are tendered or withheld to satisfy tax withholding obligations or as payment of an option exercise price

Executive Compensation Philosophy and Goals

We evaluate our executive compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy. Our compensation philosophy centers around maintaining a compensation program for our NEOs that is designed to promote the achievement of our short-term and long-term financial and strategic goals. The goals of the Company include:

•	driving long-term sustainable growth, profitability and shareholder value creation by protecting and building our existing businesses;

•	developing innovative and competitive products;

•	pursuing organic and inorganic growth opportunities;

•	strengthening our technology platform;

•	focusing on client-centricity; and

•	developing our talent pipeline.

In addition to those principles described in the “Executive Summary” on page 37 of this Proxy Statement, our executive compensation program is designed to:

•	promote achievement of the Company’s financial and strategic goals and provide alignment with the strategic objectives of our multi-year strategic plan;

42    MSCI INC. 2018 PROXY STATEMENT

COMPENSATION MATTERS

•	provide a framework to advance our strategic goals and encourage our NEOs to make a long-term commitment to the Company;

•	base compensation on the performance of the Company, the product/functional unit and the individual;

•	attract, retain and motivate top-level talent and provide each NEO with compensation opportunities that are competitive with market practices and within our cost structure;

•	appropriately manage compensation risk in light of our business strategy; and

•	align the long-term interests of our executives with those of our shareholders by promoting actions that will allow for sustainable top- and bottom-line growth opportunities and capital returns to shareholders and maintain a culture of ownership and strong corporate governance practices.

Our executive compensation philosophy provides a compensation structure which pays base salaries to our NEOs that represent a relatively small percentage of their total compensation, while offering them the opportunity to earn a significant portion of their compensation in the form of variable compensation (i.e., annual cash bonuses and long-term incentive awards). This emphasis on variable compensation is illustrated in our pay mix charts below, which reflect 2017 compensation based on 2017 base salary, the actual annual cash incentives paid to our NEOs in respect of 2017 and the annualized target value of the Multi-Year PSUs attributable to 2017 (i.e., one-third of the target value) for the CEO and the average of the other current NEOs.

(1)	The above pay mix charts are based upon the annualized base salary, the actual annual cash incentive paid to our NEOs in respect of 2017 and the annualized target value of the Multi-Year PSUs in respect of 2017 (i.e., one-third of the target value) of each of the NEOs, as set forth on the table on page 40 above. These charts do not include the payment in 2017 to Ms. Winters of the second installment of her sign-on bonus paid pursuant to her offer letter in connection with her joining MSCI in 2016.

Determination of Executive Compensation—Considerations & Process

The Company does not have any individual employment, severance, or similar agreements with its NEOs, and therefore, our NEOs are employees “at will.” As a result, the Company is not contractually bound to compensate the NEOs in a specific manner or amount and has the flexibility to alter or revise its compensation programs as circumstances dictate. The CEO makes recommendations to the Committee on compensation for NEOs other than himself, and the Committee takes these recommendations into consideration in reaching its compensation decisions. The Committee has sole authority to make final compensation decisions relating to the NEOs.

The Committee selected and engaged Semler Brossy as its independent compensation consultant to assist with a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our NEO compensation program. During 2017, Semler Brossy was present at all Committee meetings and provided consultation on executive compensation matters. The Committee recognizes that it is important to receive objective advice from its outside advisor. Therefore, Semler Brossy

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COMPENSATION MATTERS

reports directly to the Committee, and the Committee, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during 2017.

The Committee takes into account a range of factors in determining compensation components and setting compensation amounts. Among others, these factors include peer group analyses provided by Semler Brossy (used as a reference without benchmarking to a specified target), NEO performance against annual goals, various financial and operational metrics and key performance indicators (“KPIs”). The weight attributed to each individual factor may change from time to time, depending on the circumstances of such decisions. We believe this continues to be the best approach for the Company, as it enables the Committee to balance competing interests, address evolving concerns and meet Company objectives.

2017 Say-on-Pay Vote Results and Shareholder Engagement

In connection with our 2017 annual meeting of shareholders, the proposal to approve the executive compensation of the Company’s NEOs for 2016 received 61,078,364 votes, or 77% of votes cast. In 2016 and 2015, our executive compensation program received 96.4% and 94.4% of the votes cast, respectively.

Before, during and following the 2017 proxy season, we engaged with the governance and/or proxy voting groups of 19 of our institutional shareholders, representing a majority of our outstanding common shares, to discuss corporate governance and executive compensation related matters. Our engagement efforts included shareholders both who did and did not vote in favor of our executive compensation program. Members of our investor relations, executive compensation and corporate governance groups participated in these meetings, and for certain meetings, one of our independent directors was present to answer questions, including our Committee Chair or our Lead Director.

Most of the shareholders with whom we engaged were generally supportive of our current LTIP and its alignment of pay with performance, although certain shareholders had different views as to their preferred performance metrics and the appropriate performance period. Some of the topics which we discussed and received feedback from our shareholders on included certain features of our LTIP (including the Multi-Year PSUs), including:

•	our use of absolute TSR CAGR and relative TSR CAGR performance metrics (rather than operational metrics) in the LTIP, and the payout percentage associated with specific levels of actual TSR CAGR performance applicable to the Multi-Year PSUs;

•	the proportion of LTIP awards granted to our NEOs in the form of PSUs (i.e., 100% in the form of PSUs for our CEO and 60% to 80% in the form of PSUs for our other NEOs), and the overall value of the Multi-Year PSUs;

•	the three-year initial performance period applicable to the Multi-Year PSUs (and the potential extension of the performance period in certain circumstances); and

•	the requirement that shares representing 50% of the net shares (after tax) received upon the vesting of the Multi-Year PSUs be held for a one-year period after vesting (in addition to compliance with our stock ownership guidelines).

None of the shareholders we spoke with expressed any significant concerns regarding the Committee’s compensation decisions in 2017, which are the subject of this year’s Say-on-Pay vote, or the grant of Multi-Year PSUs in 2016. The shareholders we spoke with were in favor of the significant portion of the value of the LTIP awards granted to our NEOs vesting based on performance (rather than solely service vesting). A number of shareholders commented specifically that they supported the Committee’s decision to award our CEO 100% of his equity incentive in the form of PSUs in 2016.

The Committee has carefully considered the results of the 2017 Say-on-Pay vote and the feedback received from shareholders in determining compensation amounts for 2017. Since our 2017 Say-on-Pay vote, the Committee’s actions with respect to our CEO’s compensation relate solely to an increase in his base salary, effective January 1, 2018, from $950,000 to $1,000,000 (the first increase in Mr. Fernandez’s base salary since 2014), the payment of an annual cash bonus of $1.5 million under the AIP in respect of 2017 based on actual performance against the applicable financial metrics and KPIs and an increase of his fiscal 2018 target cash incentive to $1.4 million to be paid under the AIP to reflect competitive market practice.

As we committed to our shareholders and disclosed in 2017, no equity award grants were made to our CEO in 2017, and our other NEOs were only granted RSUs (and no PSUs) in 2017. In 2018, the Committee will continue to honor its commitment to our shareholders and will not grant any equity awards to our CEO and will only grant RSUs (and no PSUs) to our other NEOs. As a result, we will not be in a position to incorporate feedback we received from our shareholders on our LTIP until we design our 2019 LTIP awards, at which time we will take into account the feedback from our shareholders as we consider that design.

The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to them, including the metrics that drive each of our NEO’s long-term incentive compensation.

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COMPENSATION MATTERS

Elements of Executive Compensation

Our executive compensation program generally has consisted of the following elements:

The primary objectives for each element of our executive compensation program are outlined in the chart below and described in further detail where noted.

Compensation Element	Purpose	Design
Annual Base Salary (starts on page 46)	• The only fixed component of our executive compensation program • Provides certainty and predictability to meet ongoing living and other financial commitments	• Base salaries are set at competitive market rates
Annual Incentive (Cash Bonus) (starts on page 47)	• Intended to drive one year performance results against financial targets and other Company, individual and leadership focused goals

•  Metrics vary by executive, but include:

•  Revenue

•  Adjusted EPS

•  Net New Sales

•  Free Cash Flow (defined as net cash provided by operating activities, less CAPEX)

•  Contribution Margin (expressed in dollars)

•  Key Performance Indicator/Leadership Effectiveness Goals

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COMPENSATION MATTERS

Compensation Element	Purpose	Design
Long-Term Incentives (starts on page 53)	• Intended to closely align management’s interests with the long term best interests of our shareholders and to promote the retention of key members of our management team

•  No PSUs granted in 2017. Multi-Year PSUs granted in 2016 cliff-vest after three years subject to the level of achievement of the applicable absolute TSR CAGR (or Relative TSR CAGR) performance metrics measured over a minimum three-year performance period

•  50% of net shares after tax required to be held for a one-year period after vesting in addition to compliance with the Company’s stock ownership guidelines

•  RSUs were granted in 2017 to our NEOs (other than our CEO). RSUs service-vest in three equal annual installments on the first, second and third anniversaries of the grant date

Fixed Compensation

Annual Base Salary

Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our NEOs a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our NEOs, the Committee has sought to establish base salary rates that are competitive with those provided for similar positions at companies in our peer group. The Committee reviews the base salaries of our NEOs on an annual basis.

Effective January 1, 2017, Mr. Pettit received an increase in base salary from £335,548 to £472,000 and Mr. Seyer received an increase in base salary from £355,348 to £472,000. These increases reflect competitive market practice for their respective roles.

Name	2017 Base Salary Rate
Henry A. Fernandez	$950,000
Kathleen A. Winters	$525,000
C. D. Baer Pettit	£472,000
Laurent Seyer	£472,000
Scott A. Crum	$525,000

Effective January 1, 2018, Mr. Fernandez received an increase in base salary from $950,000 to $1,000,000 (the first increase in Mr. Fernandez’s base salary since 2014), Mr. Pettit received an increase in base salary from £472,000 to £625,000, and Mr. Crum received an increase in base salary from $525,000 to $550,000. These increases were made as part of the Committee’s annual review of the NEOs’ base salaries and were intended to align their base salaries with the competitive market practice for their respective roles. Additionally, Mr. Pettit’s increase reflects the expansion of his responsibilities in connection with his appointment to President on October 31, 2017.

Variable Compensation

The variable elements of our target-based incentive compensation program include both an annual cash incentive and long-term equity incentive component. In determining target cash and equity incentive compensation amounts for each NEO, the

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Committee takes into account a number of factors, including: the differences in relative responsibilities; the ability to impact overall Company performance; Company, product segment and individual performance; and historical compensation and peer group analyses (used as a reference without benchmarking to a specified target).

The variable compensation actually paid to our NEOs is subject to complementary performance metrics which are designed to emphasize pay for performance and balance short-term and long-term incentives and take into account input from our shareholders, as follows:

2017 Variable Compensation

AIP Awards

Annual cash bonuses are earned under the AIP for 2017 based on achievement of annual Company and product segment financial operating measures (including, revenue, Adjusted EPS, net new sales and Free Cash Flow), contribution margin and KPIs/leadership effectiveness goals.

LTIP Awards

Long-term incentive awards for 2017 for our NEOs other than our CEO, were granted in the form of RSUs which service-vest in three equal annual installments on the first, second and third anniversaries of the grant date. Our CEO did not receive any long-term incentive awards in 2017.

There is no minimum or guaranteed amount of variable compensation payable to the NEOs, meaning that the Committee has the discretion to choose not to pay any variable compensation to NEOs with respect to any year. If the Committee does determine to award variable compensation, it determines each component individually based on the factors described above, subject to the terms of any applicable plan or arrangement.

Annual Incentive Plan

The Company’s AIP closely aligns management’s interests with those of shareholders by employing a formulaic approach that takes into account specific financial criteria and individual KPIs when determining cash incentives. The Committee believes that subjecting a portion of the cash incentive to pre-established performance targets further promotes shareholder value creation by more directly aligning executive compensation with Company performance and strategic goal attainment.

Each NEO is eligible to earn an annual target cash incentive under the AIP. The table below sets forth the 2017 target cash incentive opportunities for the NEOs under the AIP. Our NEOs’ 2017 annual target cash incentive awards were not changed from 2016.

Name	2017 Target Cash Incentive ($)
Henry A. Fernandez	$1,200,000
Kathleen A. Winters	$ 800,000
C. D. Baer Pettit	$ 850,000
Laurent Seyer	$ 850,000
Scott A. Crum	$ 600,000

Under the AIP, participants may receive between 0% and 150% of their target cash incentive opportunity based on attainment of the level of financial performance metrics (weighted at 70%) and individual KPIs (weighted at 30%). For 2017, the target cash incentive opportunity, metrics, and corresponding weightings for our NEOs are included in the table set forth below:

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COMPENSATION MATTERS

		Financial Component—Overall weighting of 70%							Key Performance Indicators (KPIs)
		MSCI Metrics				Product Metrics
Name	2017 Target Cash Incentive ($)	Revenue	Adjusted EPS	Total Net New Sales	Free Cash Flow	Analytics Total Net New Sales	Index Total Net New Sales	“All Other” Total Net New Sales
Henry A. Fernandez	$1,200,000	17.5%	28.0%	17.5%	7.0%	–	–	–	30.0%
Kathleen A. Winters	$ 800,000	17.5%	28.0%	17.5%	7.0%	–	–	–	30.0%
C. D. Baer Pettit	$ 850,000	17.5%	28.0%	17.5%	7.0%	–	–	–	30.0%
Laurent Seyer	$ 850,000	14.0%	14.0%	–	7.0%	14.0%	14.0%	7.0%	30.0%
Scott A. Crum	$ 600,000	17.5%	28.0%	17.5%	7.0%	–	–	–	30.0%

The threshold, target and maximum for each financial component making up the AIP, as well as the actual results attained for 2017, are included in the table set forth below.

		Threshold		Target		Maximum		Actual
Metrics	Target $MM	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)
MSCI Revenue	1,237.4	95%	50%	100%	100%	105%	150%	103.0%	129.7%
MSCI Adjusted Earnings Per Share	3.50	90%	50%	100%	100%	110%	150%	113.7%	150.0%
MSCI Total Net New	114.4	70%	50%	100%	100%	130%	150%	105.0%	108.4%
Free Cash Flow	339.1	85%	50%	100%	100%	115%	150%	104.8%	116.0%
Analytics Total Net New Sales	34.8	60%	50%	100%	100%	140%	150%	117.2%	121.5%
Index Total Net New Sales	58.7	60%	50%	100%	100%	140%	150%	103.2%	104.0%
“All Other” Total Net New Sales(1)	20.8	60%	50%	100%	100%	140%	150%	90.0%	87.5%

(1)	“All Other” consists of Net New Sales for our Real Estate and ESG segments.

The KPI component is weighted at 30% for all NEOs. In assessing the KPI component, the Committee took into account the performance of each NEO, as described below. See Annex B for the definitions of each non-GAAP measure, reconciliations of each non-GAAP financial measure with the most comparable GAAP measure and other information regarding the use of non-GAAP financial measures.

Henry A. Fernandez, Chairman of the Board and CEO

Delivered strong financial performance

•  Oversaw the achievement of strong financial results in 2017:

•  full-year revenue of $1,274 million (11% growth from 2016); Adjusted EBITDA of $659 million (16% growth from 2016); Adjusted EPS of $3.98, which, combined with share repurchases and the decline in adjusted tax rate, drove increases of 23% and 31% in our diluted EPS and adjusted EPS, respectively, compared to the prior year;

•  total Run Rate at December 31, 2017 was $1,366 million, an increase of 17%, driven by a 46% increase in asset-based fees Run Rate and an 11% increase in subscription Run Rate; Run Rate for the Analytics segment at December 31, 2017 grew by 8% compared to December 31, 2016;

•  record recurring sales and recurring net new sales increased by 13% and 37%, respectively, compared to the prior year; Analytics recurring sales increased by 16% for full-year 2017; and

•  full-year 2017 aggregate retention rate was approximately 94%.

•  Achieved significant progress in aligning our tax profile with our global operating footprint, which resulted in an adjusted tax rate of 27.5% for the year compared to 32.4% in the prior year.

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Drove initiatives to promote long-term growth

•  Successfully drove the strategic planning process, which was focused heavily on One MSCI initiatives and growth opportunities and resulted in the development of concrete action plans across the Coverage, Research and Product Development and Technology teams.

•  Grew MSCI’s brand and presence globally by:

•  obtaining favorable global media coverage for events, such as the inclusion of China A-shares in our Emerging Markets Index;

•  promoting our position as an industry leader and the value of our ESG Research products in response to the growing significance of ESG-focused investing;

•  improving our market share among index providers for equity ETFs to 20%, with ETFs based on MSCI indexes capturing 28% of overall cash flows into equity ETFs during the year and providing indexes for more new equity ETF launches than any other index provider; and

•  achieving milestones such as $12.4 trillion of assets benchmarked to our indexes globally (as of June 30, 2017, as reported on September 30, 2017 by eVestment, Morningstar and Bloomberg), with more than $744 billion of ETF assets –20% of the equity ETF market – linked to our indexes, up over 55 percent from the prior year.

Prioritized succession planning and talent development globally to ensure MSCI has a strong, ready-now bench to sustain long-term business growth

In connection with succession planning and talent management efforts, took the following actions to broaden and deepen our senior management team by:

•  preparing Mr. Pettit for his appointment to President, a role in which he oversees the day-to-day management of all MSCI business functions;

•  preparing Mr. Seyer for his appointment to COO, in addition to his CCO position, and repurposing the role to focus on client and commercial operations;

•  appointing new leaders to Research and Product Development and the Analytics and Real Estate operating segments; and

•  expanding the input from the Coverage function and the regional sales teams by adding regional coverage heads to the Executive Committee.

Increased capital returned to shareholders

•  Continued to take advantage of market volatility to effect 1.6 million of share repurchases at an average price of $87.96 as compared to a volume weighted average price of $104.31 during 2017.

•  Drove a return on capital that enabled the Board to increase the quarterly dividend by 36% in 2017, resulting in a total of $121 million of incremental capital returned to shareholders through dividend payments.

Kathleen A. Winters, CFO

Drove improved financial performance and operational efficiency through the implementation of financial management processes and systems

•   Established management operating system to improve financial management, enhance investment decision making and drive operational efficiency of the Company.

•   Drove a management by metrics culture with clear accountability for financial and operating targets and results.

•   Implemented enhanced annual planning processes, enhanced scenario planning, short-term financial forecast process, and 12-month rolling forecast, among other processes.

•   Strengthened financial management by implementing a refined “Internal Capital Allocation Process” for investment approval and tracking of in-flight projects resulting in ongoing reprioritization of investment projects, reprioritization of “Run the Business / Change the Business” spend and closer management of spend to drive better financial results.

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H. Fernandez (continued)

COMPENSATION MATTERS

K. Winters (continued)

•   Strengthened financial management by implementing profitability analysis, which includes an analysis of the following: region, country, product, sub-product, client segment and client. Client profitability analysis led to numerous actions with the direct result being enhanced profitability, with many additional opportunities being pursued.

•   Sponsored and ensured completion of certain SAP system implementations, which has resulted in stronger controls and more automation, and will also result in greater scalability and efficiencies over time.

Optimized the Company’s capital structure

•   Proactively managed the Company’s capital structure and refined the Company’s capital allocation practices and policies.

•   Managed the optimization of the Company’s tax structure to align with the Company’s global operating footprint. Successfully oversaw the completion of the largest portion of the Company’s tax structure realignment and thereby improved the adjusted tax rate, with minimal disruption to business performance and operations.

•   Led the execution of our return on capital strategy that enabled the Board to implement a 36% increase in the dividend, resulting in a total of $121 million of capital being returned to shareholders.

Drove initiatives to maximize the value of the franchise

•   Promoted increased shareholder interest and broadened shareholder base through outreach, conferences, and cultivation of long-term investors, reflected in strong total shareholder returns over one-year, two-year and three-year horizons and a premium valuation multiple.

•   Successfully drove 2017 adjusted tax rate to 27.5% well below the 2016 tax rate of 32.4%.

Strengthened performance of the finance function by implementing transformation initiatives, which focused on process improvement and talent development

•  Led the implementation of transformation initiatives which are positively impacting employee engagement. In 2017, full engagement for the finance function improved by 4.7% according to the Company’s annual employee engagement survey.

•  Oversaw the development of a finance training strategy and curriculum, including technical, leadership and process improvement training, which offered more than 20 training courses, resulting in 80% of finance employees who responded to the Company’s annual employee engagement indicating they had the opportunity to learn and grow in 2017.

•  Prioritized individual development plans, which contributed to a 2.9% increase from the prior year in the “developing our people” portion of the Company’s annual employee engagement survey.

•  Implemented a finance function transformation program, including training and onboarding a functional transformation leader, establishing a framework for project prioritization and defining a governance model.

C. D. Baer Pettit, President

Delivered strong financial performance

•  Oversaw the achievement of strong Run Rate growth in each of our operating segments in 2017: 23% in Index, 8% in Analytics, 32% in ESG and 13% in Real Estate, in each case, compared to the prior year.

•  Oversaw the achievement of ESG revenues of $54.8 million and significant ESG product line growth. Oversaw an increase in the number of new clients (added 110 clients representing 40% of sales) and increased spend from existing large clients (top 20 existing clients grew by 25% from the prior year).

•  Proactively led the development of top senior management talent in critical roles to drive MSCI’S growth strategy.

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C. D. Baer Pettit, President (continued)

Led efforts to explore new technologies to develop scalable and flexible technology and promote innovation

•  Oversaw the deployment of modular index technology allowing Index research to significantly reduce time to market, utilizing the technology framework created.

•  Proactively managed exploration of new technologies in the area of artificial intelligence and machine learning, as well as natural language processing (“NLP”). Under his leadership, the Company began implementing NLP, application programming interface and cloud initiatives across data and technology teams.

•  Drove transformation of data and content services into a shared enterprise service, to support the Company’s evolution and growth, which were accelerated by One MSCI opportunities.

Balanced disciplined expense management with achieving strategic priorities and risk management

•  Used a keen focus to drive operating efficiencies to help limit Adjusted EBITDA expense growth to 6% and drive attractive operating leverage, with Adjusted EBITDA margin expanding 220 basis points and Adjusted EBITDA and Adjusted EPS growing 16% and 31%, respectively.

•  Oversaw and supported the expansion of MSCI risk management activities and embedded new enterprise risk management processes into the Company’s operations, including launching new Enterprise Risk Oversight Committee for monitoring entity level risks and addressing issues to minimize risk to the Company.

Laurent Seyer, Chief Operating Officer and Chief Client Officer

Led initiatives to expand the client base and deepen existing client relationships

•  Expanded the Senior Account Management (“SAM”) program across key strategic and growth accounts by targeting 100 key accounts to create focus on key clients and closer engagement with the C-suite level, and to deliver sales growth. Currently the SAM program and Key Account Management (“KAM”) program have 148 client accounts (57 SAMs and 91 KAMs) that represent $670 million of total Run Rate (49% of MSCI’s total Run Rate).

•  Drove the achievement of a critical milestone for the service model initiative by producing and adopting a client insights dashboard to support our strategic focus on becoming more client-centric and improving our relationships at the C-suite level. Full-year 2017 aggregate retention rate was approximately 94%. MSCI’s net promoter score, which measures service quality and client loyalty, was up 5 percentage points from the prior year.

Effectively reinforced the performance culture transformation

•  Led the effort to modify the Coverage Incentive Plan during 2017 to drive the right focus, behaviors and performance culture within the client coverage organization, which was evidenced by strengthened sales and reduced cancels.

•  Drove an improvement in the Coverage performance culture which had a positive impact on employee engagement. In 2017, full engagement for the Coverage organization improved by 6.7% according to the Company’s annual employee engagement survey.

Drove initiatives to promote long-term growth

•  Led the achievement of record recurring sales and recurring net new sales that increased by 13% and 37%, respectively, compared to 2016; Analytics recurring sales increased by 16% for full-year 2017.

•  Managed the implementation of a marketing transformation, built strategy through the hiring of a new Chief Marketing Officer and created strategic marketing plans for the next two years. Strengthened the effectiveness of the Coverage organization by improving the sales infrastructure through the creation of dashboards to improve pipeline management, capacity to deliver reliable forecasts for sales and cancels and additional metrics that drive productivity in our client offerings.

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COMPENSATION MATTERS

Scott A. Crum, Chief Human Resources Officer

Drove performance culture transformation initiatives that improved employee engagement

•  Oversaw the increase in workforce metrics, which indicate that the performance culture transformation is positively impacting employee engagement, attrition and the external view of MSCI. In 2017, full engagement for the Company improved by 8.6% according to the Company’s annual employee engagement survey.

•  Strengthened global compensation structure to align it with the Company’s pay-for-performance and pay differentiation philosophy to reinforce our high performance culture. Oversaw the process for enhancing the market compensation data supporting compensation decisions by utilizing new compensation market data sources in certain of our non-U.S. employee population centers.

Built robust succession planning and talent management programs

•  Sponsored talent development programs to ensure MSCI has a ready-now bench to accelerate future company growth. Oversaw the design of a new Experienced Manager Program and new Accelerated Development Program, piloted with 23 managing directors and 50 other employees, respectively.

•  Significantly increased investment in employee learning and development programs from the prior year, leading to an increase of learning opportunities across the Company.

Successfully led important Company policies and processes

•  Oversaw the development of a comprehensive real estate and workplace strategy, including new global design and space standards.

•  Drove a comprehensive assessment of MSCI’s diversity practices, comparing them to external best-in-class benchmarks. Announced formation of Executive Diversity Council to be led by Laurent Seyer, COO and CCO.

•  Oversaw the development and adoption of a global parental leave policy which is designed to provide the same leave time for all offices around the world, subject to local requirements.

Actual cash incentives paid in respect of 2017 were based on actual performance against the financial and KPI targets, under the AIP as set forth in the table below. Given our strong financial performance, coupled with generally above-target payouts on the KPI goals, our NEOs received cash incentives for 2017 that were above their target values.

		2017 Financial Payout (70% weighting at target)		2017 KPI Payout (30% weighting at target)		2017 Total Actual Cash Incentive (Total)
Name	2017 Target Cash Bonus ($)	Value ($)	as % of Target	Value ($)	as % of Target	Value ($)	as % of Target

Henry A. Fernandez	$1,200,000	1,101,576	131.14%	369,004	110.0%	1,497,580	124.8%

Kathleen A. Winters	$ 800,000	734,384	131.14%	240,006	100.0%	974,390	121.8%

C. D. Baer Pettit	$ 850,000	780,283	131.14%	280,504	110.0%	1,060,787	124.8%

Laurent Seyer	$ 850,000	722,211	121.38%	280,504	110.0%	1,002,715	118.0%

Scott A. Crum	$ 600,000	550,788	131.14%	198,002	110.0%	748,790	124.8%

Fiscal 2018 target cash incentives to be paid under the AIP include increases to $1.4 million, £785,000 ($1,011,609 using a fiscal year 2017 daily spot rate of £1 to $1.288674) and £700,000 ($902,072 using a fiscal year 2017 daily spot rate of £1 to $1.288674) for each of Messrs. Fernandez, Pettit and Seyer, respectively. These increases reflect competitive market practice for their respective roles.

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COMPENSATION MATTERS

Long-Term Equity Incentive Compensation Program (LTIP)

The Committee believes that MSCI’s executive compensation program should reinforce a pay for performance culture that aligns the interests of our executives with those of our shareholders by incorporating the achievement of multi-year share-based performance metrics into variable compensation awards (in addition to the annual financial metrics applicable to cash incentive awards under the AIP). In 2017, we followed our typical practice of granting annual LTIP awards following the regularly scheduled annual meeting of the Committee in January. We also periodically grant off-cycle LTIP awards (e.g., for new hires, retention grants, etc.). The grant date for such awards is determined on an individual basis, typically based on the applicable start date or the date of the event which triggered the award.

RSUs

Our NEOs, other than Mr. Fernandez, received service-vesting RSUs for their long-term incentive awards in 2017. Mr. Fernandez did not receive any equity awards in 2017. These RSUs vest in equal annual installments on each of the first, second and third anniversaries of the grant date. While these RSU awards do not have explicit performance-vesting conditions, the ultimate value that may be delivered to our NEOs from these awards depends on our future stock price performance. The table below shows the value on the grant date of the RSU awards granted to our NEOs in 2017.

Name	2017 RSU Value ($)

Henry A. Fernandez	$–

Kathleen A. Winters	$519,982

C. D. Baer Pettit	$399,922

Laurent Seyer	$264,970

Scott A. Crum	$379,912

Multi-Year PSUs

As described above, none of our NEOs were granted PSU awards in 2017 in light of the Multi-Year PSUs that were granted to the members of the Company’s Executive Committee, including each NEO, in 2016 in connection with the changes made to our LTIP. These changes, as well as the grant of the Multi-Year PSUs, were intended to provide greater incentives for the execution of the Company’s three-year strategic plan, the creation of additional long-term value-enhancing corporate development initiatives and closer alignment of our executives’ interests with those of the Company’s shareholders.

The Multi-Year PSUs cover three years of the PSU component of equity compensation (i.e., 2016, 2017 and 2018), and, as such, Mr. Fernandez will not receive any equity awards until 2019 (since 100% of his equity compensation is delivered in the form of Multi-Year PSUs). Our other NEOs will also not receive any grants of PSUs until 2019, but will, as described above, continue to be eligible for annual awards of RSUs.

The Multi-Year PSUs will cliff-vest on February 8, 2019, subject generally to the executive’s continued employment with the Company through such date, and reflect the right to receive between 0% and 300% of the target number of shares underlying the award based on the Company’s level of achievement of the applicable absolute TSR CAGR or Relative TSR CAGR performance metric, measured over a minimum three-year performance period (which may be extended in certain circumstances).

As described above, since the grant of the Multi-Year PSUs in 2016, we have engaged with, and obtained feedback on our executive compensation program from, 19 of our institutional shareholders. The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to them, and this feedback will be considered in connection with the design of our 2019 LTIP.

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COMPENSATION MATTERS

PSU Award Payouts

The three-year performance period for PSUs awarded on January 27, 2015 concluded on December 31, 2017 and resulted in the following levels of achievement

	Performance Period: 2015-2017
Performance Metric	Target	Achievement	% of Target
Cumulative Revenue (millions)	$3,624.6	$3,499.9	96.6%
Cumulative Earnings Per Share(1)	$7.97	$9.38	117.7%

(1)	The 2015 PSU award agreement defines “earnings per share” as earnings per diluted common share as reported on the Company’s consolidated statements of income excluding after-tax amortization expense. In the event the Company reports discontinued operations, “Earnings Per Share” means earnings per share from continuing operations as reported on the Company’s consolidated financial statements excluding after-tax amortization expense. This definition of earnings per share is different from the definition of Adjusted EPS provided in Annex B of this Proxy Statement.

The combined PSU payout percentage for this award was 146.19% based on the achievement of Cumulative Revenue and Cumulative Earnings Per Share at the levels described above. The number of PSUs was then subject to further adjustment based on the Company’s three-year ROIC performance. Higher operating income over the three-year performance period resulted in an ROIC multiplier of 106.5%, based on a target ROIC of 12.95% and actual achievement of 14.24%. As such, including the ROIC multiplier, the 2015 PSU award payout percentage is 155.64% of target.

The PSU payout percentage reflects adjustments to the target Revenue and Earnings Per Share performance goals for the sale of the Real Estate occupiers business and the acquisition of the business of Insignis, Inc.

The target numbers and the actual numbers of PSUs for the NEOs who received such awards with respect to this performance period are set forth below.

Name	Target No. of PSUs	Actual No. of PSUs
Henry A. Fernandez	36,566	56,911
C. D. Baer Pettit	9,692	15,084
Laurent Seyer	4,582	7,131
Scott A. Crum	6,215	9,673

The three-year performance period applicable to the first tranche of the special one-time PSUs awarded on January 27, 2015 to Mr. Pettit concluded on December 31, 2017, and resulted in the following level of achievement:

	Performance Period: 2015-2017
Performance Metric	Target	Achievement	% of Target
ROIC	12.95%	14.24%	110.0%

The payout percentage for the first tranche of this award based on the above level of ROIC achievement was 106.5% based on a target ROIC of 12.95% and achievement of 14.24%. The PSU payout percentage reflects adjustments to the target ROIC performance goals for the sale of the Real Estate occupiers business and the acquisition of the business of Insignis, Inc.

The target numbers and the actual numbers of PSUs with respect to the first tranche of the special one-time PSU award for Mr. Pettit is set forth below.

Name	Target No. of PSUs	Actual No. of PSUs
Mr. Pettit	12,221	13,015

The one-year Adjusted EBITDA goal applicable for Section 162(m) purposes to the special retention RSU award granted to Mr. Seyer on December 16, 2016 was achieved on December 31, 2017 at $659.2 million (in full satisfaction of the $450 million target). As a result, the 24,832 shares underlying Mr. Seyer’s special retention RSU award will vest 100% on December 16, 2019, subject generally to Mr. Seyer’s continued employment with the Company.

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COMPENSATION MATTERS

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our NEOs are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our NEOs for the applicable period are disclosed in the “All Other Compensation” column in the Summary Compensation Table below.

No Employment Agreements or Perquisites

The NEOs are employed “at will.” Based on the Company’s philosophy that its executive compensation program should be straightforward and directly linked to performance, the compensation program for the NEOs does not include any of the following pay practices:

•	Employment agreements;

•	Perquisites;

•	Tax gross-ups; or

•	Supplemental executive retirement benefits.

Information on post-termination and change in control payments to our NEOs as of December 31, 2017 is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 61 of this Proxy Statement.

In connection with the commencement of her employment in 2016, Ms. Winters entered into an offer letter agreement with the Company. According to the terms of the offer letter, Ms. Winter’s base salary was set at $525,000 per year and she became eligible to receive (i) an annual cash bonus award with a target opportunity of $800,000 and (ii) an annual long-term incentive award with a target opportunity of $1,300,000, granted 60% in the form of PSUs and 40% in the form of RSUs. Ms. Winters also received a one-time $800,000 sign-on cash bonus which would be paid in two equal installments within 30 days of each of May 2, 2016 and 2017, respectively. The first installment was paid in May 2016, and the second installment was paid in May 2017.

Peer Groups

To ensure competitiveness of compensation structures and pay levels for our NEOs, the Committee conducts an annual review of peer company compensation data. Prior to beginning this review, the Committee examines the composition of such peers to make certain that the selected companies continue to be relevant as evaluated according to the following screening criteria:

•	Scale, to reflect similar size and complexity;

•	Geographic footprint, to reflect business structure and international complexity;

•	Ownership structure, to reflect similarity of responsibilities and availability of data;

•	Competitors for talent; and

•	Similar business model.

The 2017 peer group used to assist in compensation decisions included the following 11 companies:

• Dun & Bradstreet Corporation	• Moody’s Corporation

• Equifax Inc.	• Morningstar, Inc.

• FactSet Research Systems Inc.	• SEI Investments Company

• Fair Isaac Corporation	• SS&C Technologies Holdings, Inc.

• Gartner, Inc.	• Verisk Analytics, Inc.

• IHS Markit Ltd.

During 2017, the Company and Semler Brossy conducted a review of the compensation peer group to ensure that it accurately reflects MSCI’s size, business profile, and talent market. The Committee made the determination to replace Equifax with TransUnion in the Company’s 2018 peer group.

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COMPENSATION MATTERS

Stock Ownership Guidelines

In order to further align the interests of our senior leaders with the long-term interests of shareholders, we have adopted stock ownership guidelines for the members of the Company’s Executive Committee (comprised of 14 senior managers as of March 14, 2018, including all of our NEOs). The CEO is expected to hold stock with a value equal to six times his annual base salary. Other Executive Committee members, including our NEOs, regardless of whether they are executive officers, are expected to hold stock with a value equal to three times and two times their annual base salaries, respectively.

All covered employees were required to meet the applicable ownership guidelines by December 31, 2017 or within five years of the date they become a covered employee, whichever is later. Until the expected ownership levels are achieved, covered employees are required to hold stock with a value equal to at least 50% of the estimated after-tax net proceeds of the aggregate vested equity-based awards they own at the time they become a covered employee and receive while a covered employee. For the purpose of determining whether each individual is in compliance with these stock ownership guidelines and requirements, shares held directly or indirectly, and the estimated after-tax value of vested in the money stock options (after exercise cost), unvested RSUs and unvested Special PSUs granted in 2015 (at the 90% threshold level) are considered. All other PSU awards, including the Multi-Year PSUs granted in 2016, are excluded from the calculation.

Additionally, Executive Committee members who received Multi-Year PSUs in 2016 are subject to additional share retention requirements for those awards, under which they are required to hold shares representing 50% of the net shares (after tax) received for a one-year period after vesting.

As of the date of this Proxy Statement, all of our Executive Committee members are in compliance with the Company’s Stock Ownership Guidelines.

Clawback Policy

To the extent permitted by law, if the Committee determines that all or part of any cash or equity-based incentive compensation was awarded to an executive officer of the Company based on financial results or operating metrics that were achieved as a result of such officer’s willful misconduct, intentional fraudulent or illegal conduct, or with that officer’s knowledge of such conduct by another person, then the Committee may recover from the officer such compensation as it deems appropriate under the circumstances. This policy applies to all current and former executive officers who received incentive compensation in respect of 2012 and thereafter. When the final clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) are released, we will review our policy and modify it if necessary to ensure compliance.

Anti-Hedging and Pledging Policy

We prohibit all employees, including all NEOs, from hedging or pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

Tax Considerations

The Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the IRC.

Section 162(m) of the IRC generally limits the tax deductibility of compensation paid in excess of $1 million to certain of our executive officers during any taxable year. Prior to the enactment of Tax Reform, Section 162(m) of the IRC provided an exception from this deduction limitation for “qualified performance-based compensation”, which we historically relied on by awarding cash and equity incentive compensation to our executive officers under the MSCI Inc. Performance Formula and Incentive Plan and/or the 2016 Omnibus Incentive Plan.

Pursuant to Tax Reform, effective January 1, 2018 for MSCI, the “performance-based compensation” exception under Section 162(m) of the IRC was eliminated. While there is transition relief for compensation paid pursuant to a “written binding contract” in effect on or before November 2, 2017 and not amended thereafter, given that the scope of this transition relief is uncertain, and in the absence of any rulemaking at this time, the full impact of Tax Reform’s changes to Section 162(m) of the IRC on our executive compensation program is not yet known. In light of this uncertainty, the Company continues to maintain the Performance Plan (which the Committee may determine not to use at any time).

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COMPENSATION MATTERS

In the exercise of its business judgment, and in accordance with its compensation philosophy, the Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

Compensation Risk Assessment

The Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

•	The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Committee.

•	To further ensure that the interests of our NEOs are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. The RSUs are typically paid out over three years, except for the Multi-Year PSUs granted in 2016 (which are subject to adjustment based on future, multi-year Company performance and paid out at the end of a three-year performance period).

•	Executive Committee members are required to meet the applicable stock ownership guidelines described under “—Stock Ownership Guidelines” above, including, for individuals who received Multi-Year PSUs in 2016, a requirement to hold shares representing 50% of the net shares (after tax) received for a one-year period after vesting.

•	Incentive compensation is subject to the Clawback Policy described under “—Clawback Policy” above.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our NEOs focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

The Committee has reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company. Semler Brossy assisted the Committee with its review of our compensation program by reviewing materials provided by management related to our compensation program, including the Company’s LTIP. The Committee also reviewed materials prepared by a third party consultant in 2017 related to certain of the Company’s variable incentive plans, including the AIP, from a risk and governance perspective.

COMPENSATION & TALENT MANAGEMENT COMMITTEE REPORT

We, the Compensation & Talent Management Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission.

Respectfully submitted,

Benjamin F. duPont (Chair)

Wendy E. Lane

Linda H. Riefler

Patrick Tierney

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded by MSCI to the Company’s NEOs during fiscal years 2017, 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)(8)
Henry A. Fernandez	2017	950,000	–	–	1,497,580	28,921	2,476,501
Chairman and Chief Executive Officer	2016	950,000	–	19,734,859	1,383,720	95,683	22,164,262
	2015	950,000	–	3,989,350	1,343,791	146,787	6,429,928
Kathleen A. Winters	2017	525,000	400,000	519,982	974,390	52,375	2,471,747
Chief Financial Officer	2016	350,000	400,000	5,159,888	874,480	39,290	6,823,658
C.D. Baer Pettit	2017	608,254	–	399,922	1,060,787	74,028	2,142,991
President	2016	454,762	–	5,199,956	967,407	75,774	6,697,899
	2015	512,799	–	3,057,365	857,384	82,209	4,509,757
Laurent Seyer	2017	608,254	–	264,970	1,002,715	101,947	1,977,886
Chief Operating Officer and Chief Client Officer	2016	481,597	–	5,545,525	812,090	60,580	6,899,793
	2015	543,059	–	499,896	847,015	58,076	1,948,046
Scott A. Crum	2017	525,000	–	379,912	748,790	32,797	1,686,499
Chief Human Resources Officer

(1)	Base salaries for Messrs. Pettit and Seyer were paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.288674, $1.355282 and $1.528245 for fiscal 2017, 2016 and 2015, respectively. Mr. Pettit’s 2017 base salary rate was £472,000. Mr. Seyer’s 2017 base salary rate was £472,000.

(2)	The amounts included in this column for Ms. Winters include the payments in May 2016 and May 2017 of two equal installments of a $800,000 sign-on cash bonus that were payable to Ms. Winters pursuant to the terms of her offer letter entered into in connection with the commencement of her employment in 2016.

(3)	Represents the grant date fair value of awards granted during each fiscal year, as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and does not reflect whether the NEO will actually receive a financial benefit from the award. The awards reported in this column were granted in February 2017 as part of the annual compensation process.

(4)	Represents the annual cash bonus paid for 2017, 2016 and 2015, as applicable, (i) under the 2017 AIP in February 2018 with respect to the 2017 performance year, (ii) under the 2016 AIP in February 2017 with respect to the 2016 performance year and (iii) under the 2015 AIP in February 2016 with respect to the 2015 performance year.

(5)	The Company does not offer defined benefit pension plans or a nonqualified deferred compensation plan to its NEOs.

(6)	The All Other Compensation column includes Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $20,910 for Messrs. Fernandez and Crum and Ms. Winters for 2017. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Messrs. Pettit and Seyer totaled £47,200 ($60,825). The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.288674, $1.355282 and $1.528245 for fiscal 2017, 2016 and 2015, respectively.

(7)	In connection with the Company’s payment of its quarterly cash dividend in 2017, the All Other Compensation column includes for 2017 the payment to the NEOs of dividend equivalents for outstanding PSUs that vested in 2017 and outstanding RSUs as follows: $8,011 for Mr. Fernandez, $31,465 for Ms. Winters, $13,203 for Mr. Pettit, $41,122 for Mr. Seyer and $11,887 for Mr. Crum.

(8)

The Multi-Year PSUs granted to our NEOs in 2016 cover three years of PSU grants. Accordingly, our NEOs did not and will not receive PSUs (and no RSUs, in the case of Mr. Fernandez) in 2017 and 2018. However, due to SEC disclosure rules, we were required to report the entire three-year value of these awards in the “Stock Awards” column of the Summary Compensation Table for 2016. Because the “Stock Awards” column of the Summary Compensation Table for 2017 only includes the value of the annual RSU awards granted for 2017, the variances between the amounts reported in the “Total” column of the Summary Compensation Table for 2015, 2016 and

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COMPENSATION MATTERS

2017 are presented in a manner that is not consistent with how the Committee views the awards–i.e., that the annualized target value (i.e., one-third of the target value) of the Multi-Year PSUs granted to our NEOs in 2016 should be reflected in the Summary Compensation Table for 2017 as compensation for 2017 (with the other two-thirds reflected equally in the Summary Compensation Tables for 2016 and 2018). Accordingly, notwithstanding the SEC’s disclosure rules, we believe the total direct compensation for our NEOs in 2017 (taking into account the annualized target value of their Multi-Year PSUs relating to 2017) to be as follows: $8,347,580 for Mr. Fernandez, $2,799,390 for Ms. Winters, $3,669,041 for Mr. Pettit, $2,935,969 for Mr. Seyer and $2,223,790 for Mr. Crum. The amounts in the previous sentence do not include: (i) the amounts set forth in the “All Other Compensation” column of the Summary Compensation Table for 2017, and (ii) the second installment of Ms. Winters’ one-time sign-on cash bonus paid in 2017 paid in connection with the commencement of her employment in 2016 (as described in more detail on page 55 of this Proxy Statement). See the Alternative 2017 Total Compensation Table on page 40 of this Proxy Statement.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted to our NEOs during fiscal 2017.

2017 Grant of Plan-Based Awards Table

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number	Grant Date
Name	Type of Award	Grant Date	Compensation Committee Action Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#) (2)	Fair Value of Stock Awards ($)(3)
Henry A. Fernandez	AIP	–	2/1/2017	–	1,200,000	1,800,000	–	–	–	–	–
Kathleen A. Winters	AIP	–	2/1/2017	–	800,000	1,200,000	–	–	–	–	–
	RSU	2/7/2017	2/1/2017	–	–	–	–	–	–	5,587	519,982
C.D. Baer Pettit	AIP	–	2/1/2017	–	850,000	1,275,000	–	–	–	–	–
	RSU	2/7/2017	2/1/2017	–	–	–	–	–	–	4,297	399,922
Laurent Seyer	AIP	–	2/1/2017	–	850,000	1,275,000	–	–	–	–	–
	RSU	2/7/2017	2/1/2017	–	–	–	–	–	–	2,847	264,970
Scott A. Crum	AIP	–	2/1/2017	–	600,000	900,000	–	–	–	–	–
	RSU	2/7/2017	2/1/2017	–	–	–	–	–	–	4,082	379,912

(1)	Represents the target and maximum payouts with respect to the AIP. There are no threshold or minimum payouts under the AIP. For additional information regarding the AIP, see “Compensation Discussion and Analysis – Variable Compensation – Annual Incentive Plan” above.

(2)	Represents service vesting RSUs granted during fiscal 2017. The RSUs vest in three annual installments of 34%, 33% and 33% beginning on the first anniversary of the grant date.

(3)	Represents the grant date fair value of stock awards as computed in accordance with FASB ASC Subtopic 718-10. The grant date fair value for these stock awards was based on the closing price of MSCI’s common shares on the trading day preceding the grant date or service inception date, as the case may be.

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COMPENSATION MATTERS

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and outstanding RSUs and PSUs held by each of our NEOs on December 31, 2017, which units remain subject to forfeiture and cancellation provisions.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Henry A. Fernandez	49,774	–	36.70	12/14/2020	6,069	767,971	870,633	110,169,900
Kathleen A. Winters	–	–	–	–	19,368	2,450,827	93,510	11,832,755
C.D. Baer Pettit	–	–	–	–	10,002	1,265,653	262,989	33,278,628
Laurent Seyer	–	–	–	–	31,153(5)	3,942,101	156,417	19,793,007
Scott A. Crum	–	–	–	–	9,005	1,139,493	84,111	10,643,406

(1)	The 49,774 exercisable stock options held by Mr. Fernandez at an exercise price of $36.70 represent special price-vested stock options that were part of an award consisting of four tranches that vested and became exercisable based on the satisfaction of both service and price vesting conditions. These options were granted on December 14, 2010, and this fourth tranche vested and became exercisable in 2016.

(2)	Represents RSUs and PSUs outstanding as of December 31, 2017 for which performance conditions have been met, but remain subject to forfeiture and cancellation provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Pettit. Equity awards granted to employees eligible for Full Career Retirement vest on the date Full Career eligibility is attained. Messrs. Fernandez and Pettit became eligible for Full Career Retirement by satisfying one of the following conditions: age 50 with 12 years as a Managing Director, at age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs and PSUs for which performance conditions have been met included in this table vest on the following dates for each NEO:

	Number of RSUs and PSUs by Vesting Date
Name	1/27/18	2/7/18	2/10/18	5/2/18	2/7/19	2/10/19	5/2/19	12/16/19	2/7/20
Henry A. Fernandez	6,069	–	–	–	–	–	–	–	–
Kathleen A. Winters	–	1,863	2,282	3,950	1,862	2,282	5,267	–	1,862
C.D. Baer Pettit	1,608	1,433	2,049	–	1,432	2,048	–	–	1,432
Laurent Seyer	760	949	1,357	–	949	1,357	–	24,832	949
Scott A. Crum	1,031	1,361	1,946	–	1,361	1,946	–	–	1,360

(3)	The market value of outstanding RSUs and PSUs is based on a share price of $126.54, the closing price of MSCI Inc. common stock on December 31, 2017, rounded to the nearest whole number.

(4)	Represents outstanding PSUs held on December 31, 2017 that remain subject to performance adjustment and forfeiture provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Pettit. These numbers represent PSUs each NEO would receive assuming maximum attainment of the applicable performance goals.

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1/27/2015 Special PSU Award-Unadjusted, subject to forfeiture

	Number of Special PSUs at 110% (Maximum) Vesting by Date (#)		110%
Name	12/31/18	12/31/19
C.D. Baer Pettit	13,443	13,443	26,886

2016 Multi-Year PSU Award-Unadjusted, subject to forfeiture

	Number of PSUs at 300% (Maximum) Vesting (# )		Total (#)
	Non-Full Career Retirement	Full Career Retirement
Name	2/8/19	2/8/19
Henry A. Fernandez	580,422	290,211	870,633
Kathleen A. Winters	93,510	–	93,510
C.D. Baer Pettit	157,404	78,699	236,103
Laurent Seyer	156,417	–	156,417
Scott A. Crum	84,111	–	84,111

(5)	The amount in this column includes the one-time special RSU retention award granted to Mr. Seyer on December 16, 2016 with respect to 24,832 shares that will service vest on December 16, 2019. Additional information regarding this award (including the achievement of the adjusted EBITDA goal for fiscal 2017 that applied to this award for Section 162(m) purposes (as certified by the Committee on February 2, 2018)) is provided on page 54 of this Proxy Statement.

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our NEOs and vesting and conversion of restricted stock held by the NEOs during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	–	–	96,275	11,369,289
Kathleen A. Winters	–	–	23,353	2,356,131
C.D. Baer Pettit	–	–	40,236	5,026,743
Laurent Seyer	–	–	11,544	1,393,082
Scott A. Crum	–	–	15,765	1,899,330

(1)	The value realized for stock awards is based on the closing price of MSCI common stock on the stock vesting date, which ranged from $82.76 to $142.53.

Potential Payments Upon Termination or Change in Control

Change in Control Severance Plan

In the event of a change in control of the Company, select executives, including all of our NEOs, would be entitled to benefits under the MSCI Inc. Change in Control Severance Plan (the “CIC Plan”), which was adopted by the Board of Directors in May 2015. The CIC Plan covers participants identified on a schedule attached to the CIC Plan (subject to any additions to or

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COMPENSATION MATTERS

removals from the participant list by the Committee), including the Company’s CEO, CFO and the Company’s other NEOs. In the event of a “Qualifying Termination” (as defined in the CIC Plan), participants will receive the severance payments and benefits specified in the CIC Plan. Severance payments and benefits under the CIC Plan are subject to a “double-trigger” as both a change in control and a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan) are required in order for the participant to qualify for payments and benefits. The CIC Plan does not include any golden parachute excise tax gross-up provisions. Any severance payments and benefits under the CIC Plan are subject to execution of an agreement by the CIC Plan participant releasing claims against the Company. Participants are also obligated to comply with confidentiality, non-solicitation and non-disparagement covenants under their release agreement.

Annual Incentive Plan

In the event of a change in control (as defined in the AIP), unless otherwise determined by the Committee, the performance period applicable to any outstanding AIP cash bonus award will cease as of the date immediately prior to the change in control. The portion of any such award based on performance metrics (other than KPIs) will be payable based on the higher of (i) the Company’s actual achievement of the performance metrics (other than KPIs) for the prorated period ending immediately prior to the change in control and (ii) 100%. The portion of any such award based on KPIs will be payable at 100% of the target KPIs. All awards will be payable by the Company (or the successor or survivor entity) within 60 days of the date of the change in control, prorated for the portion of the applicable performance period that elapsed prior to the change in control. If the Company’s successor will not be implementing a comparable annual incentive plan for the remaining portion of the year in which the change in control occurs, the Committee may, in its discretion, elect not to prorate the awards. If any AIP participant is eligible to receive a prorated annual bonus for the year in which the change in control occurs pursuant to any other change in control severance plan, including the CIC Plan, the individual’s prorated annual bonus payable under such other plan will be reduced by the amount of the bonus paid under the AIP.

Equity Acceleration

Terminations Other than due to Death, Disability, Involuntary Termination without Cause, Governmental Service or Full Career Retirement. Upon termination of an NEO’s employment for any reason other than due to death, disability, involuntary termination without cause, governmental service or full career retirement (as such terms are defined in the applicable award agreement), his or her unvested RSUs and PSUs will generally be cancelled immediately. Equity awards granted to NEOs who are eligible for full career retirement are cancelled following a termination for cause.

Death or Disability. Upon termination of an NEO’s employment due to death or “disability” (as defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares within 30 days of the termination date.

•	2016 Special Retention RSUs. RSUs will vest and convert into shares within 30 days of the applicable Committee determination date (or, if the termination date is on or after such applicable determination date, within 30 days of the termination date).

•	2015 Special One-Time PSUs. PSUs will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

•	Multi-Year PSUs. A prorated portion of the Multi-Year PSUs will vest and convert into shares on the adjustment date (as defined in the applicable award agreement), determined by multiplying (i) the target number of PSUs by (ii) a fraction, (A) the numerator of which is the sum of (x) the number of months elapsed from the grant date until the date of such termination (rounded up to the next whole month) plus (y) 12 months (up to a maximum of 36 months), and (B) the denominator of which is 36 months, subject to adjustment based on actual performance through the end of the performance period.

Involuntary Termination. If the Company terminates an NEO’s employment without “cause” (as defined in the applicable award agreement) and he or she signs and does not revoke an agreement and release of claims satisfactory to the Company within 60 days of the termination date:

•	RSUs. If the NEO is not eligible for full-career retirement as of the termination date, RSUs will vest and convert into shares within 60 days of the termination date. If the NEO is eligible for full-career retirement, RSUs will vest and convert into shares at any time, determined in the discretion of the Committee, during the period commencing on January 1 of the year following the year of termination and ending on the one-year anniversary of the termination date (or, 15 days following the expiration of any non-compete the NEO is subject to, if earlier), but in no event before January 1 of the year following the year of termination.

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COMPENSATION MATTERS

•	2016 Special Retention RSUs. RSUs will vest and convert into shares within 60 days of the applicable Committee determination date (or, if the termination date is on or after such applicable determination date, within 60 days of the termination date).

•	2015 Special One-Time PSUs. The PSUs will service-vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

•	Multi-Year PSUs. Multi-Year PSUs will service-vest as follows in the event of an involuntary termination: (i) on or prior to December 31, 2016, one-third of the PSUs will vest and convert into shares on the adjustment date; (ii) after December 31, 2016 but on or prior to December 31, 2017, two-thirds of the PSUs will vest and convert into shares on the adjustment date; or (iii) after December 31, 2017, all of the PSUs will vest and convert into shares on the adjustment date, in each case, subject to adjustment based on actual performance through the end of the performance period.

Governmental Service. Upon termination of an NEO’s employment as a result of commencing certain employment with a governmental employer (as defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares on the termination date or within 60 days thereafter.

•	2016 Special Retention RSUs. RSUs will vest and convert into shares within 60 days of the applicable Committee determination date (or, if the termination date is on or after such applicable determination date, within 60 days of the termination date).

•	2015 Special One-Time PSUs and Multi-Year PSUs. If such termination occurs prior to the adjustment date, the PSUs will be adjusted within a range based on the expected (or actual, if such termination occurs after the end of the performance period) achievement of the performance metrics for the performance period (which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the date on which the NEO’s employment terminates) and such adjusted PSUs will vest and convert into shares within 60 days following the termination date. If such termination occurs following the adjustment date, his or her PSUs will fully vest and convert into shares within 60 days of termination.

Full Career Retirement. Upon termination of an NEO’s employment as a result of “full career retirement” (as defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares at any time, determined in the discretion of the Committee, during the period commencing on January 1 of the year following the year of termination and ending on the one-year anniversary of the termination date (or, 15 days following the expiration of any non-compete the NEO is subject to, if earlier), but in no event before January 1 of the year following the year of termination.

•	Multi-Year PSUs. If such termination occurs prior to or on the vesting date, the portion of the Multi-Year PSUs that is full career retirement eligible will convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period; except that, if on the adjustment date, he or she is subject to a non-compete restriction, the PSUs will convert, in the discretion of the Committee, during the period (x) commencing on the adjustment date and (y) ending on December 31, 2019. If such termination occurs after the vesting date (but prior to the adjustment date), the adjusted PSUs will convert into shares on December 31, 2019.

Change in Control. In the event an NEO’s employment is terminated by MSCI without “cause” or by him for “good reason,” in each case, within 24 months following a “change in control” (as such terms are defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares within 60 days of the date of termination of employment.

•	2016 Special Retention RSUs. RSUs will vest and convert into shares within 60 days of the termination date.

•	2015 Special One-Time PSUs. The PSUs will vest and convert to shares within 60 days of the date of termination of employment, and the performance metrics will be deemed to have been achieved at the greater of (i) the rate at which the PSUs are accrued by the Company on its financial statements and (ii) 100%.

•	Multi-Year PSUs. A prorated portion of the Multi-Year PSUs will vest and convert to shares within 60 days of the date of termination of employment based on the number of months elapsed from the grant date until the date of termination (rounded up to the next whole month), plus 12 months (up to a maximum of 36 months), and the performance metrics will be deemed to have been achieved at the greater of (i) the actual level of attainment of the applicable performance metrics as of the date of the change in control and (ii) 100%.

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COMPENSATION MATTERS

The following table represents the amounts to which our NEOs or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2017 or had a change in control occurred on December 31, 2017.

Termination or Change in Control

				Change in Control
Name(1)	Involuntary Termination without Cause— Equity at Target Performance(1)(2)	Termination Due to Death, Disability— Equity at Target Performance(1)(3)	Termination Due to Government Service—Equity at Target Performance(1)(4)	Cash Severance(5)	Benefits and Perquisites— COBRA / UK Medical Continuation Premiums(6)	Termination without Cause or for Good Reason (Following a Change in Control)—Equity at Target Performance(1)(7)
Henry A. Fernandez(8)	$16,321,382	$22,571,952	$24,482,200	$4,716,727	$60,819	$24,482,200
Kathleen A. Winters	$ 5,080,328	$ 5,956,744	$ 6,395,079	$2,898,870	$67,116	$ 6,395,079
C.D. Baer Pettit(8)	$ 7,519,007	$ 9,547,696	$ 9,732,191	$3,140,227	$11,386	$ 9,732,191
Laurent Seyer	$ 8,340,504	$10,295,547	$10,539,770	$2,991,055	$11,386	$10,539,770
Scott A. Crum	$ 3,504,652	$ 4,588,720	$ 4,687,295	$2,452,705	$42,003	$ 4,687,295

(1)	All values are based on a closing stock price of $126.54 per share as of December 31, 2017.

(2)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to an involuntary termination without cause (not following a change in control), in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $48,964,147 for Mr. Fernandez, $10,339,330 for Ms. Winters, $16,680,503 for Mr. Pettit, $17,137,312 for Mr. Seyer and $8,234,970 for Mr. Crum.

(3)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to death or disability, in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $67,715,856 for Mr. Fernandez, $12,968,578 for Ms. Winters, $22,766,571 for Mr. Pettit, $23,002,441 for Mr. Seyer and $11,487,175 for Mr. Crum.

(4)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to a termination for government service pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $73,446,600 for Mr. Fernandez, $14,283,582 for Ms. Winters, $23,320,057 for Mr. Pettit, $23,735,108 for Mr. Seyer and $11,782,899 for Mr. Crum.

(5)	A lump sum cash payment under our CIC Plan equal to the sum of (1) two times the participant’s base salary and (2) two times the participant’s average annual cash bonus (three-year average annual cash bonus). For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Potential Payments Upon Termination or Change in Control—Change in Control Severance” above.

(6)	A lump sum cash payment under our CIC Plan equal to 135% of the approximate amount of COBRA continuation premiums for the participant and his or her eligible dependents for 24 months for the coverage option and level of medical, dental and/or vision coverage in effect for the participant immediately prior to the date of termination (or, in the case of an international participant, equivalent local private medical benefits); provided, however, that such continued participation shall only be provided to an international participant to the extent permitted under the terms of any applicable group health plan and applicable law. For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Potential Payments Upon Termination or Change in Control—Change in Control Severance” above.

(7)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, in each case, within 24 months following a change in control, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $73,446,600 for Mr. Fernandez, $14,283,582 for Ms. Winters, $25,021,134 for Mr. Pettit, $24,851,191 for Mr. Seyer and $13,296,697 for Mr. Crum.

(8)	For Messrs. Fernandez and Pettit, excludes unvested but outstanding RSU and PSUs at target, due to the awards’ Full Career Retirement provision. As of December 31, 2017, the values of these awards at target were $13,009,071 and $5,811,603 for Messrs. Fernandez and Pettit, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the award agreement), but would not be cancelled upon a voluntary termination.

64    MSCI INC. 2018 PROXY STATEMENT

COMPENSATION MATTERS

2017 Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2017:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $59,126;

•	the annual total compensation of our Chief Executive Officer was $2,476,501; and

•	the ratio of these two amounts was 42 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

Due to SEC disclosure rules, we were required to report the total three-year value of the Multi-Year PSUs granted to our CEO as 2016 compensation in the Summary Compensation Table for 2016, rather than reporting the Multi-Year PSUs on an annualized basis for the years it covers (i.e., reporting one-third of the award value in each of 2016, 2017 and 2018). Accordingly, an alternative way to view our CEO Pay Ratio for 2017 is to include the annualized target value of the CEO’s Multi-Year PSUs that is attributable to 2017 (i.e., one-third of the target value of the Multi-Year PSUs ) as part of his 2017 annual total compensation, which would result in a CEO Pay Ratio for 2017 of 142 to 1.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We determined that, as of October 31, 2017, our employee population consisted of approximately 2,910 individuals (of which approximately 25.7% were located in the United States and 74.3% were located in jurisdictions outside the United States). As of December 31, 2017, 59% and 41% of our employees were located in emerging market centers and developed market centers, respectively. Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees, as described in more detail below.

Determining our Median Employee

To identify our “median employee” from our total employee population, we compared the amount of base salary plus actual cash bonus paid for 2017. In making this determination, we annualized the compensation of our full-time employees who were hired in 2017 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our “median employee” using this compensation measure, which was consistently applied to all of our employees included in the calculation.

Our Median Employee

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in Mumbai, India, with base wages for the 12-month period ending December 31, 2017 in the amount of $42,628.

Determination of Annual Total Compensation of our “Median Employee” and our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2017 (as set forth in the Summary Compensation Table for 2017 on page 58 of this Proxy Statement).

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COMPENSATION MATTERS

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Act enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

For an overview of the compensation of our NEOs, see “Compensation Matters—Compensation Discussion and Analysis—Executive Summary” above.

We are asking for shareholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which include the disclosures under “Compensation Matters—Compensation Discussion and Analysis” above, the compensation tables included therein and the narrative following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Committee or the Board. The Board and the Committee value the opinions of MSCI’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2018 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 2. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF MSCI’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS APPROVAL UNLESS OTHERWISE INSTRUCTED.

66    MSCI INC. 2018 PROXY STATEMENT

Audit Matters

INDEPENDENT AUDITOR’S FEES

The following table summarizes the aggregate fees (including related expenses) billed and/or accrued in 2017 and 2016 for professional services provided by PricewaterhouseCoopers LLP (“PwC”). On March 20, 2017, the Audit Committee approved the engagement of PwC as the Company’s independent auditor for 2017. These fees were approved pursuant to the pre-approval policies and procedures described below.

$ in thousands	2017	2016
Audit fees(1)	$2,346	$2,087
Audit-related fees(2)	$89	$670
Tax fees(3)	$1,195	$2,853
All other fees(4)	$175	$–
Total	$3,805	$5,610

(1)	In 2017 and 2016, audit fees consisted of fees billed and/or accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) comfort letters, consents and other services related to SEC and other regulatory filings and (v) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002).

(2)	In 2017 and 2016, audit-related fees consisted of fees billed and/or accrued for (i) reports related to the assessment of internal controls and compliance with professional standards and (ii) the annual audit of the 401(k) financial statements and other consultations. In 2016, audit-related fees also included the due diligence services pertaining to acquisition-related activities.

(3)	Tax fees related to international corporate restructuring in 2017 and 2016 were approximately $582,000 and $2,110,000, respectively. Tax consulting fees related to international and domestic tax matters in 2017 and 2016 were approximately $210,000 and $254,000, respectively. Tax fees related to tax compliance assistance in 2017 and 2016 were approximately $403,000 and $489,000, respectively.

(4)	In 2017, all other fees consisted of non-recurring fees related to the engagement of the independent auditor to assist the Company in complying with the European Union General Data Protection Regulation, which becomes effective May 25, 2018.

PRE-APPROVAL POLICY OF THE AUDIT COMMITTEE OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $400,000 or relates to tax planning and advice, it requires a separate pre-approval of the full Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve certain engagements not requiring approval by the full Audit Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations. Management reports the actual fees versus pre-approved amounts periodically throughout the year by category of service.

MSCI INC. 2018 PROXY STATEMENT    67

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. To access this charter, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com ). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (“independent auditor”), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the year ended December 31, 2017, PwC, was responsible for auditing the consolidated financial statements included in the Company’s Annual Report on Form 10-K, and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, as well as reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six meetings during the year ended December 31, 2017. With respect to the year ended December 31, 2017, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•	reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related notes and (ii) audited consolidated financial statements and related footnotes for the year ended December 31, 2017 with management and PwC;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with PwC, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K;

•	reviewed business and financial market conditions, including periodic assessments of risks posed to MSCI’s operations and financial condition; and

•	evaluated the performance of PwC and approved their engagement as the Company’s independent auditor.

The Audit Committee discussed with PwC matters that independent registered public accounting firms are required to discuss with audit committees in accordance with generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees.” This review included discussions by the Audit Committee with management regarding the Company’s consolidated financial statements and with the independent auditor as to the audit thereof, including, among other things, the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

68    MSCI INC. 2018 PROXY STATEMENT

AUDIT MATTERS

PwC also provided to the Audit Committee its annual independence letter required under Rule 3526 of the Public Company Accounting Oversight Board, and represented that it is independent from the Company. We discussed with PwC their independence from the Company, and considered whether the services they provided to the Company beyond those rendered in connection with their integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, were compatible with maintaining their independence.

During the year ended December 31, 2017, the Audit Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “—Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors,” the Audit Committee approved, among other things, fees related to the integrated audits, statutory audits, consultations, internal control reviews and due diligence services pertaining to business acquisitions. The Audit Committee also approved certain tax fees consisting of compliance and advisory services related to (i) international corporate restructuring, (ii) tax consulting fees related to international and domestic tax matters and (iii) tax compliance assistance.

Based on our review and these meetings, discussions and reports described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee’s charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Rodolphe M. Vallee (Chair)

Robert G. Ashe

Wayne Edmunds

Marcus L. Smith

MSCI INC. 2018 PROXY STATEMENT    69

AUDIT MATTERS

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF MSCI INC.’S INDEPENDENT AUDITOR

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for 2018 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for 2018 and perform other permissible pre-approved services.

A PwC representative will attend the 2018 Annual Meeting to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

The Audit Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2018 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 3. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR.

PROXIES SOLICITED BY OUR BOARD WILL BE VOTED “FOR” THIS RATIFICATION UNLESS

OTHERWISE INSTRUCTED.

70    MSCI INC. 2018 PROXY STATEMENT

Other Matters

CERTAIN TRANSACTIONS

Transactions with Shareholders. From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review under our Related Person Transactions Policy described below.

During 2017, Blackrock, Inc., FMR LLC, T. Rowe Price Associates, Inc., and The Vanguard Group and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us from subscriptions, licenses and other fees related to our products and services in 2017 from each of these shareholders and/or their respective affiliates are set forth in the table below.

Name	2017 Revenues
Blackrock, Inc.	$146,169,350
FMR LLC	$ 19,093,739
T. Rowe Price Associates, Inc.	$ 3,979,697
The Vanguard Group	$ 12,962,788

On February 14, 2018, T. Rowe Price Associates, Inc. reported in a Schedule 13G filing that as of the date of filing, it ceased to be a beneficial owner of 5% or more of our common stock.

RELATED PERSON TRANSACTIONS POLICY

The Company maintains a written Related Person Transactions Policy (the “Policy”), which governs the approval of related person transactions. The Nominating Committee administers the Policy and may amend it from time to time. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a “Related Person” means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than 5% of MSCI’s voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (a “5% Stockholder” under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; provided, however, that the General Counsel may nevertheless determine that it would be advisable for specific transactions by beneficial owners reporting on Schedule 13G pursuant to Rule 13d-1(b) to be reviewed under the Policy; and (iii) a “Transaction” means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, determines whether potential Related Person Transactions are subject to review under the Policy and/or disclosure as a Related Person Transaction under SEC rules; provided that any potential Related Person Transaction with the General Counsel will be reviewed by the Chief Executive Officer and referred to the Nominating Committee, if appropriate. If the Legal and Compliance Department and the General Counsel determine that (i) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the Nominating Committee for approval or ratification.

Directors, director nominees and executive officers are required to report (i) relationships that are outside the ordinary course of business; (ii) employment of Immediate Family Members (as defined in the Policy); (iii) transactions that would be considered unusual for one or both of the parties; (iv) transactions that are provided on terms that may be more favorable than those available to the general public; (v) transactions where they receive compensation or other material benefits of any kind from the other entity, in whole or part, due to the creation, negotiation or approval of the transaction;

MSCI INC. 2018 PROXY STATEMENT    71

OTHER MATTERS

(vi) transactions where they are personally involved in the creation, negotiation or approval of the transaction (other than as an employee of MSCI); and (vii) transactions where they are a more than 10% equity holder of the other entity.

In determining whether to approve a Related Person Transaction, the Nominating Committee considers all relevant facts and circumstances, including (if applicable) without limitation:

1.	the commercial reasonableness of the terms of the proposed Transaction;

2.	the benefit to the Company, the availability and/or opportunity costs of alternative Transactions;

3.	the materiality and character of the Related Person’s direct or indirect interest;

4.	the nature of the negotiations (e.g., whether the proposed Transaction was the result of arm’s length negotiations and fair dealing); and

5.	whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person taking into account (i) the size of the Transaction; (ii) the overall financial position of the Related Person; (iii) the direct or indirect nature of the Related Person’s interest in the Transaction; (iv) whether the Transaction is of an ongoing nature; and (v) any other relevant factors; and if the Related Person is a director (or an Immediate Family Member of a director), the impact on the director’s independence under applicable rules. Certain categories of Transactions set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy.

Except as the Legal and Compliance Department shall otherwise determine based on the information provided pursuant to the Policy, the following Transactions have been determined not to be Related Person Transactions:

1.	transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, an employee (other than an executive officer) or all of these relationships;

2.	certain compensation agreements and corporate sponsored investment opportunities approved by the Compensation Committee or Board, as applicable;

3.	director compensation arrangements, if such arrangements have been approved by the Board;

4.	any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

5.	certain transactions involving terms established on a competitive basis;

6.	sales or licenses of products and services by the Company to a Related Person or to an entity in which a Related Person is an executive officer in the ordinary course of business and reflecting standard terms, including standard fees, subject to standard discounts prevailing at the time of the Transaction that would be offered at that time for comparable Transactions for or with unaffiliated third parties and where (x) to the extent the transaction involves an entity in which a Related Person is an executive officer: (i) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction and (ii) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction and (y) the amount involved in the Transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is party to the Transaction and less than 2% of the annual consolidated revenues of the Company;

7.	investments in financial products based on or created with the use of MSCI products; and

8.	certain indemnification payments.

72    MSCI INC. 2018 PROXY STATEMENT

OTHER MATTERS

OTHER BUSINESS

We do not know of any matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be

held on May 10, 2018. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available free of charge at www.proxyvote.com. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

MSCI INC. 2018 PROXY STATEMENT    73

Annex A

FREQUENTLY ASKED QUESTIONS

How do we refer to MSCI Inc. in this Proxy Statement?

We refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors of MSCI Inc. as the “Board.” MSCI is incorporated in Delaware and its shares are listed on The New York Stock Exchange under the symbol MSCI. References to “Shares,” “shares” or “shares of our common stock” in this Proxy Statement refer to shares of our common stock, par value $0.01 per share.

What are the date, time and place of the 2018 Annual Meeting?

We will hold the 2018 Annual Meeting on May 10, 2018 at 2:30 P.M., Eastern Time, via the internet at www.virtualshareholdermeeting.com/MSCI2018.

In order to access the virtual annual meeting, you will be asked to provide your 12-digit control number. Instructions on how to attend and participate via the internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI2018. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who may vote at the 2018 Annual Meeting?

You can vote your shares of MSCI common stock at our 2018 Annual Meeting if you were a shareholder at the close of business on March 14, 2018 (the “record date”).

As of March 14, 2018, there were 89,876,918 shares of MSCI common stock outstanding. Each share of MSCI common stock entitles you to one vote on each matter voted on at the annual meeting of shareholders.

A majority of the shares of MSCI common stock outstanding at the close of business on the record date must be present in order to hold the meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the 2018 Annual Meeting if you vote through the internet at the virtual annual meeting of shareholders or properly submit your proxy prior to the 2018 Annual Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2017 Annual Report on Form 10-K (including any amendments thereto) available to our shareholders over the internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2017 Annual Report on Form 10-K (including any amendments thereto) over the internet, how to request a paper or email copy of these materials and how to vote by mail, telephone or via the internet. We will mail the Notice of Internet Availability of Proxy Materials on or about March 23, 2018. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “How do I sign up for electronic delivery of proxy materials?” below for further information on electing to receive proxy materials electronically.

MSCI INC. 2018 PROXY STATEMENT    A-1

ANNEX A

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

Record Holder. If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (including its affiliates, “Broadridge”), you are considered a “record holder” with respect to those shares, and the Notice of Internet Availability of Proxy Materials will be sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account with a brokerage firm, bank, broker dealer, or other intermediary, then you are considered a beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials will be forwarded to you by that intermediary. As a beneficial owner of shares held in “street name,” you have the right to direct that intermediary on how to vote the shares held in your account by following their instructions for voting. If you do not provide your brokerage firm, bank, broker dealer or other intermediary with instructions on how to vote your shares, such intermediary or intermediary nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2018.

How do I vote my shares?

You may direct your vote by internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If you are a shareholder of record:	If you are a beneficial holder of shares held in “street name”:
By Internet Prior to the 2018 Annual Meeting* (24 hours a day):	www.proxyvote.com	www.proxyvote.com
By Internet During the 2018 Annual Meeting* (24 hours a day):	www.virtualshareholdermeeting.com/MSCI2018	www.virtualshareholdermeeting.com/MSCI2018
By Telephone* (24 hours a day):	1-800-690-6903	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.
By Mail:	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

*	While MSCI and Broadridge do not charge any fees for voting by internet or telephone, there may be related costs from other parties, such as usage charges from internet access providers and telephone companies, for which you are responsible.

A-2    MSCI INC. 2018 PROXY STATEMENT

ANNEX A

How does the Board recommend that I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal No.	Proposal	Vote Required	Directors’ Recommendation
1	Election of Directors	Number of votes cast “FOR” exceeds number of votes cast “AGAINST” for each director	FOR all nominees
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the approval of the Executive Compensation of our NEOs
3	Ratification of the Appointment of MSCI’s Independent Auditor	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the ratification of the appointment of PricewaterhouseCoopers LLP

How will my shares be voted if I do not give specific voting instructions and what are broker non-votes?

Record Holders. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement (e.g., “FOR”) and in their discretion regarding any other matters properly presented for a vote at our 2018 Annual Meeting. As of the date of this Proxy Statement, we did not know of any proposals or matters to be raised at the 2018 Annual Meeting other than those presented in this Proxy Statement.

Beneficial Owners of Shares Held in “Street Name.” Broker non-voting occurs when your brokerage firm, bank, broker dealer or other intermediary has not received specific voting instructions from you with respect to shares held in “street name” and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares only on discretionary items but not on non-discretionary items, as determined by the NYSE.

•	Non-discretionary items. The following proposals are considered “non-discretionary” items: Proposal No. 1—election of directors and Proposal No. 2—approve, by non-binding vote, our executive compensation

•	Discretionary item. Proposal No. 3—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2018 is a “discretionary” item. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, broker non-votes are not counted for purposes of Proposal Nos. 1 and 2 and will therefore have no effect on the outcome of these proposals. This is because each of these proposals requires consideration of the votes cast and broker non-votes are not considered votes cast under the laws of Delaware (our state of incorporation). Therefore, if you hold your shares in an account with a brokerage firm, bank, a broker dealer or other intermediary, it is critically important that you submit your voting instructions if you want your shares to count for the non-discretionary items listed above.

MSCI INC. 2018 PROXY STATEMENT    A-3

ANNEX A

What are my choices for casting my vote on each matter to be voted on?

Proposal No.	Proposal	Voting Options	Effect of Abstentions
1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a “vote cast”
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”
3	Ratification of the Appointment of MSCI’s Independent Auditor	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”

What happens if a director does not receive a majority of the votes required for his or her re-election?

Under the laws of Delaware (our state of incorporation), if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” Our Bylaws also provide that, in order for an incumbent director to become a nominee of the Board, the director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the Board accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Nominating Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

How do I revoke or change my proxy?

If you are a “record holder,” you can revoke or change your proxy at any time before your shares are voted, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by:

•	Voting again by internet or by telephone (only your last internet or telephone proxy submitted prior to the meeting will be counted);

•	Signing and returning a new proxy card with a later date; or

•	Voting by internet while attending the virtual annual meeting (attending the annual meeting by internet does not revoke your proxy unless you vote by internet during the virtual annual meeting).

If you are a “record holder,” you may also revoke your proxy by giving written notice of revocation to c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, which must be received no later than 5:00 P.M., Eastern Time, on May 9, 2018.

If you are a beneficial owner of shares held in “street name,” you may revoke your proxy by following the instructions your brokerage firm, bank, broker dealer or other intermediary provides.

Will the 2018 Annual Meeting be webcast?

Yes. You may attend the annual meeting virtually at www.virtualshareholdermeeting.com/MSCI2018, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the 2018 Annual Meeting will also be archived on our Investor Relations website, http://ir.msci.com/events.cfm, until May 10, 2019.

Will my vote be confidential?

Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except in certain limited circumstances such as when you request or consent to disclosure.

Where can I find the voting results of the 2018 Annual Meeting?

The preliminary voting results will be announced at the 2018 Annual Meeting. The final voting results will be tallied by representatives of Broadridge, our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC shortly after the 2018 Annual Meeting.

A-4    MSCI INC. 2018 PROXY STATEMENT

ANNEX A

We make available free of charge, on or through our website, these reports and other information as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these reports, click on the “SEC Filings” link found on our website’s Investor Relations homepage ( http://ir.msci.com ). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who will pay for the cost of the proxy solicitation?

We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our 2018 Annual Meeting. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. Our directors, officers and employees will receive no additional compensation for any such solicitation.

We have also hired Saratoga Proxy Consulting LLC (“Saratoga”), 520 8th Avenue, New York, NY 10018, to assist in the distribution and solicitation of proxies. We will pay Saratoga a fee of $10,000, plus reasonable expenses, for these services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

How do I sign up for electronic delivery of proxy materials?

Shareholders can access this Proxy Statement and our 2017 Annual Report on Form 10-K via the internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing our proxy materials, including the Notice of Internet Availability of Proxy Materials, our Annual Report on Form 10-K and the Proxy Statement, electronically in lieu of receiving hard copies by mail. To receive our proxy materials electronically, you will need access to a computer and an email account. If you vote through the internet at www.proxyvote.com, you will be prompted to consent to receiving proxy materials electronically in future years. To consent to electronic delivery, when prompted, you must indicate that you agree to receive such materials electronically in future years.

Shareholders that wish to revoke their request for electronic delivery may do so at any time without charge, by contacting us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-7465.

If you hold your shares through a brokerage firm, bank, broker dealer or other intermediary and you have not already done so, you can choose electronic delivery of our proxy materials by contacting such intermediary. You may also update your email address by contacting such intermediary.

What is householding?

Consistent with notices sent to shareholders of record sharing a single address, we will send only one copy of each of the Notice of Internet Availability of Proxy Materials, our 2017 Annual Report on Form 10-K and this Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of each of the Notice of Internet Availability of Proxy Materials, our 2017 Annual Report on Form 10-K or this Proxy Statement as follows:

•	Shareholders wishing to discontinue or begin householding, should contact us in writing at c/o Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-7465.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•	Any householded shareholder may request prompt delivery of a copy of each of the Notice of Internet Availability of Proxy Materials, our 2017 Annual Report on Form 10-K or the Proxy Statement, as applicable, by contacting us at (212) 981-7465 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

MSCI INC. 2018 PROXY STATEMENT    A-5

ANNEX A

How can I submit a shareholder proposal at the 2019 annual meeting of shareholders?

Shareholders intending to present a proposal at the 2019 annual meeting of shareholders and have it included in next year’s Proxy Statement must submit the proposal to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. We must receive the proposal by no later than November 23, 2018. If we hold our 2019 annual meeting of shareholders more than 30 days before or after May 10, 2019 (the one-year anniversary date of the 2018 Annual Meeting), we will disclose the new deadline by which shareholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with the SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Shareholders intending to present a proposal at the 2019 annual meeting of shareholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.

Therefore, the Company must receive notice of such a proposal or nomination for the 2019 annual meeting of shareholders no earlier than January 10, 2019 and no later than February 9, 2019. The notice must contain the information required by our Bylaws, a copy of which is available upon request to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How can I submit a recommendation of a director candidate?

The Nominating Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. See “Corporate Governance—Director Qualifications” above.

Shareholders of record may make recommendations for consideration by the Nominating Committee at any time. To recommend a director candidate for consideration by the Nominating Committee, a shareholder must submit a written notice which demonstrates that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Nominating Committee evaluates nominees proposed by shareholders and those identified by the Nominating Committee. Shareholders must send recommendations to the Nominating Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I communicate with individual directors or the Board as a group?

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Board at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I report issues regarding accounting, internal controls and other auditing matters?

Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit Committee of MSCI Inc., in care of the General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available on our website. To access this document, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

A-6    MSCI INC. 2018 PROXY STATEMENT

Annex B

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL INFORMATION REGARDING AGGREGATE RETENTION RATE AND RUN RATE

Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Year Ended
In thousands	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015
Index Adjusted EBITDA	$522,043	$431,478	$392,987
Analytics Adjusted EBITDA	125,349	128,507	95,468
All Other Adjusted EBITDA	11,783	9,472	(6,758)
Consolidated Adjusted EBITDA	659,175	569,457	481,697
Amortization of Intangible Assets	44,547	47,033	46,910
Depreciation and Amortization of Property, Equipment and Leasehold Improvements	35,440	34,320	30,889
Operating Income	579,188	488,104	403,898
Other Expense (Income), Net	112,289	102,166	54,344
Provision for Income Taxes	162,927	125,083	119,516
Income from Continuing Operations	303,972	260,855	230,038
Income (Loss) from Discontinued Operations, Net of Income Taxes	–	–	(6,390)
Net Income	$303,972	$260,855	$223,648

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and Diluted EPS (unaudited)

	Year Ended
In thousands, except per share data	Dec. 31, 2017	Dec. 31, 2016
Net Income	$303,972	$260,855
Plus: Amortization of intangible assets	39,157	47,033
Less: Gain on sale of investment	(771)	–
Plus: Tax Reform adjustments	34,500	–
Less: Income tax effect	(10,772)	(15,243)
Adjusted net income	$366,086	$292,645
Diluted EPS	$3.31	$2.70
Plus: Amortization of intangible assets	0.43	0.49
Less: Gain on sale of investment	(0.01)	–
Plus: Tax Reform adjustments	0.38	–
Less: Income tax effect	(0.13)	(0.16)
Adjusted EPS	$3.98	$3.03

MSCI INC. 2018 PROXY STATEMENT    B-1

ANNEX B

Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Year Ended
	Dec. 31, 2017	Dec. 31, 2016
Index Adjusted EBITDA expenses	$196,916	$182,073
Analytics adjusted EBITDA expenses	332,920	319,846
All Other adjusted EBITDA expenses	85,161	79,293
Consolidated adjusted EBITDA expenses	614,997	581,212
Amortization of intangible assets	44,547	47,033
Depreciation and amortization of property, equipment and leasehold improvements	35,440	34,320
Total Operating Expenses	$694,984	$662,565

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Year Ended
In thousands	Dec. 31, 2017	Dec. 31, 2016
Net cash provided by operating activities	$404,158	$442,363
Capital expenditures	(33,177)	(32,284)
Capitalized software development costs	(15,640)	(10,344)
Capex	(48,817)	(42,628)
Adjusted net income	$355,341	$399,735

Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Year Ended
	Dec. 31, 2017	Dec. 31, 2016
Effective tax rate	34.90%	32.41%
Less: Tax Reform impact on effective tax rate	7.39%	–
Adjusted tax rate	27.51%	32.41%

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted EBITDA,” a measure used by management to assess operating performance, is defined as net income before (1) income (loss) from discontinued operations, net of income taxes, (2) provision for income taxes, (3) other expense (income), net, (4) depreciation and amortization of property, equipment and leasehold improvements, (5) amortization of intangible assets and, at times, (6) certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of Tax Reform adjustments and, at times, certain other

B-2    MSCI INC. 2018 PROXY STATEMENT

ANNEX B

transactions or adjustments. For periods prior to first quarter 2017, the amortization associated with capitalized software development costs was included as an adjustment to adjusted net income and adjusted EPS as it was not material.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

Adjusted EBITDA expenses, Adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Supplemental Information Regarding Aggregate Retention Rate and Run Rate

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

“Run Rate” estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

Changes in our recurring revenues typically lag changes in Run Rate. The actual amount of recurring revenues we will realize over the following 12 months will differ from Run Rate for numerous reasons, including:

•	fluctuations in revenues associated with new recurring sales;

•	modifications, cancellations and non-renewals of existing Client Contracts, subject to specified notice requirements;

MSCI INC. 2018 PROXY STATEMENT    B-3

ANNEX B

•	differences between the recurring license start date and the date the Client Contract is executed due to, for example, contracts with onboarding periods;

•	fluctuations in asset-based fees, which may result from changes in certain investment products’ total expense ratios, market movements, including foreign currency exchange rates, or from investment inflows into and outflows from investment products linked to our indexes;

•	fluctuations in fees based on trading volumes of futures and options contracts linked to our indexes;

•	fluctuations in the number of hedge funds for which we provide investment information and risk analysis to hedge fund investors;

•	price changes;

•	revenue recognition differences under U.S. GAAP, including those related to the timing of implementations and report deliveries for certain of our products and services;

•	fluctuations in foreign exchange rates; and

•	the impact of acquisitions and dispositions.

B-4    MSCI INC. 2018 PROXY STATEMENT

MSCI INC.

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSCI2018
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00098-P74346 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

MSCI INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Henry A. Fernandez	☐	☐	☐
	1b.	Robert G. Ashe	☐	☐	☐
	1c.	Benjamin F. duPont	☐	☐	☐
	1d.	Wayne Edmunds	☐	☐	☐
	1e.	Alice W. Handy	☐	☐	☐
	1f.	Catherine R. Kinney	☐	☐	☐
	1g.	Wendy E. Lane	☐	☐	☐
	1h.	Jacques P. Perold	☐	☐	☐
	1i.	Linda H. Riefler	☐	☐	☐
	1j.	George W. Siguler	☐	☐	☐
	1k.	Marcus L. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain
2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain
3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E00099-P74346

MSCI INC. Annual Meeting of Shareholders May 10, 2018 2:30 PM (EDT)

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of Cecilia Aza and Frederick W. Bogdan as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held live via the internet on May 10, 2018, at 2:30 PM (EDT), and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/MSCI2018. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side